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EXHIBIT 99

FINANCIAL STATEMENTS
GENZYME CORPORATION AND SUBSIDIARIES

Page No.
Consolidated Statements of Operations for the Years Ended December 31, 2002, 2001 and 2000	GCS-2
Consolidated Balance Sheets as of December 31, 2002 and 2001	GCS-4
Consolidated Statements of Cash Flows for the Years Ended December 31, 2002, 2001 and 2000	GCS-5
Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 2002, 2001 and 2000	GCS-7
Notes to Consolidated Financial Statements	GCS-10
Report of Independent Accountants	GCS-88

GCS-1

GENZYME CORPORATION

Consolidated Statements of Operations

	For the Years Ended December 31,
	2002	2001	2000
	(Amounts in thousands)
Revenues:
Net product sales	$1,199,617	$1,110,254	$811,897
Net service sales	114,493	98,370	84,482
Revenues from research and development contracts:
Related parties	2,747	3,279	509
Other	12,615	11,727	6,432

Total revenues	1,329,472	1,223,630	903,320

Operating costs and expenses:
Cost of products sold	309,634	307,425	232,383
Cost of services sold	66,575	56,173	50,177
Selling, general and administrative	438,035	424,640	264,551
Research and development (including research and development related to contracts)	308,487	264,004	169,478
Amortization of intangibles	70,278	121,124	22,974
Purchase of in-process research and development	1,879	95,568	200,191
Charge for impaired assets	22,944	—	4,321

Total operating costs and expenses	1,217,832	1,268,934	944,075

Operating income (loss)	111,640	(45,304)	(40,755)

Other income (expenses):
Equity in net loss of unconsolidated affiliates	(16,858)	(35,681)	(44,965)
Gain on affiliate sale of stock	—	212	22,689
Gain (loss) on investments in equity securities	(14,497)	(25,996)	15,873
Minority interest in net loss of subsidiary	—	2,259	4,625
Loss on sale of product line	—	(24,999)	—
Other	40	(2,205)	5,188
Investment income	51,038	50,504	45,593
Interest expense	(27,152)	(37,133)	(15,710)

Total other income (expenses)	(7,429)	(73,039)	33,293

Income (loss) before income taxes	104,211	(118,343)	(7,462)
(Provision for) benefit from income taxes	(19,015)	2,020	(55,478)

Net income (loss) before cumulative effect of change in accounting for goodwill and derivative financial instruments	$85,196	$(116,323)	$(62,940)
Cumulative effect of change in accounting for goodwill	(98,270)	—	—
Cumulative effect of change in accounting for derivative financial instruments, net of tax	—	4,167	—

Net loss	$(13,074)	$(112,156)	$(62,940)

Comprehensive income (loss), net of tax:
Net loss	$(13,074)	$(112,156)	$(62,940)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	80,191	(6,003)	(14,569)
Additional minimum pension liability, net of tax	(2,529)	—	—
Unrealized losses on interest rate swap contracts, net of tax	(1,035)	(943)	—
Unrealized gains (losses) on securities:
Unrealized gains (losses) arising during the period, net	(29,703)	(10,577)	9,876
Reclassification adjustment for (gains) losses included in net income (loss)	9,565	16,429	3,788

Unrealized gains (losses) on securities, net	(20,138)	5,852	13,664

Other comprehensive income (loss)	56,489	(1,094)	(905)

Comprehensive income (loss)	$43,415	$(113,250)	$(63,845)

The accompanying notes are an integral part of these consolidated financial statements.

GCS-2

	For the Years Ended December 31,
	2002	2001	2000
	(Amounts in thousands, except per share amounts)
Net income (loss) per share:
Allocated to Genzyme General Stock:
Genzyme General net income before cumulative effect of change in accounting for derivative financial instruments	$150,731	$3,879	$85,956
Cumulative effect of change in accounting for derivative financial instruments, net of tax	—	4,167	—

Genzyme General net income	150,731	8,046	85,956
Tax benefit allocated from Genzyme Biosurgery	18,508	24,593	28,023
Tax benefit allocated from Genzyme Molecular Oncology	9,287	11,904	7,476

Net income allocated to Genzyme General Stock	$178,526	$44,543	$121,455

Net income per share of Genzyme General Stock:
Basic:
Net income per share before cumulative effect of change in accounting for derivative financial instruments	$0.83	$0.20	$0.71
Per share cumulative effect of change in accounting for derivative financial instruments, net of tax	—	0.02	—

Net income per share allocated to Genzyme General Stock	$0.83	$0.22	$0.71

Diluted:
Net income per share before cumulative effect of change in accounting for derivative financial instruments	$0.81	$0.19	$0.68
Per share cumulative effect of change in accounting for derivative financial instruments, net of tax	—	0.02	—

Net income per share allocated to Genzyme General Stock	$0.81	$0.21	$0.68

Weighted average shares outstanding:
Basic	214,038	202,221	172,263

Diluted	219,388	211,176	179,366

Allocated to Biosurgery Stock:
Genzyme Biosurgery net loss before cumulative effect of change in accounting for goodwill	$(79,322)	$(145,170)	$(87,636)
Cumulative effect of change in accounting for goodwill	(98,270)	—	—

Genzyme Biosurgery net loss	(177,592)	(145,170)	(87,636)
Allocated tax benefit	9,706	18,189	448

Net loss allocated to Biosurgery Stock	$(167,886)	$(126,981)	$(87,188)

Net loss per share of Biosurgery Stock—basic and diluted:
Net loss per share before cumulative effect of change in accounting for goodwill	$(1.74)	$(3.34)	$(2.40)
Per share cumulative effect of change in accounting for goodwill	(2.46)	—	—

Net loss per share of Biosurgery Stock—basic and diluted	$(4.20)	$(3.34)	$(2.40)

Weighted average shares outstanding	39,965	37,982	36,359

Allocated to Molecular Oncology Stock:
Net loss	$(23,714)	$(29,718)	$(23,096)

Net loss per share of Molecular Oncology Stock—basic and diluted	$(1.41)	$(1.82)	$(1.60)

Weighted average shares outstanding	16,827	16,350	14,446

Allocated to Surgical Products Stock:
Net loss			$(54,748)

Net loss per share of Surgical Products Stock—basic and diluted			$(3.67)

Weighted average shares outstanding			14,900

Allocated to Tissue Repair Stock:
Net loss			$(19,833)

Net loss per share of Tissue Repair Stock—basic and diluted			$(0.69)

Weighted average shares outstanding			28,716

The accompanying notes are an integral part of these consolidated financial statements.

GCS-3

GENZYME CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2002	2001
	(Amounts in thousands, except par value amounts)
ASSETS
Current assets:
Cash and cash equivalents	$406,811	$247,011
Short-term investments	105,992	66,481
Accounts receivable, net	287,141	259,283
Inventories	238,809	171,409
Prepaid expenses and other current assets	45,187	35,408
Deferred tax assets—current	105,094	70,196

Total current assets	1,189,034	849,788
Property, plant and equipment, net	802,448	635,314
Long-term investments	682,201	807,766
Notes receivable—related parties	11,918	—
Goodwill, net	592,075	697,422
Other intangible assets, net	734,478	809,224
Investments in equity securities	42,945	88,686
Other noncurrent assets	27,950	47,545

Total assets	$4,083,049	$3,935,745

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$44,458	$47,860
Accrued expenses	190,754	144,740
Income taxes payable	61,964	75,944
Deferred revenue	15,887	6,700
Current portion of long-term debt, convertible notes and capital lease obligations	294,737	7,746

Total current liabilities	607,800	282,990
Long-term debt and capital lease obligations	25,038	259,809
Convertible notes and debentures	575,000	585,000
Deferred tax liabilities	159,747	173,126
Other noncurrent liabilities	17,617	25,631

Total liabilities	1,385,202	1,326,556

Commitments and contingencies (Notes C, J, K, M, O)
Stockholders' equity:
Preferred stock, $0.01 par value	—	—
Common stock:
Genzyme General Stock, $0.01 par value	2,148	2,132
Biosurgery Stock, $0.01 par value	405	395
Molecular Oncology Stock, $0.01 par value	169	168
Additional paid-in capital—Genzyme General Stock	1,810,963	1,748,196
Additional paid-in capital—Biosurgery Stock	823,364	843,544
Additional paid-in capital—Molecular Oncology Stock	148,799	148,481
Deferred compensation	(605)	(2,377)
Notes receivable from stockholders	(12,706)	(13,245)
Accumulated deficit	(130,968)	(117,894)
Accumulated other comprehensive income (loss)	56,278	(211)

Total stockholders' equity	2,697,847	2,609,189

Total liabilities and stockholders' equity	$4,083,049	$3,935,745

The accompanying notes are an integral part of these consolidated financial statements.

GCS-4

GENZYME CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2002	2001	2000
	(Amounts in thousands)
Cash Flows from Operating Activities:
Net loss	$(13,074)	$(112,156)	$(62,940)
Reconciliation of net loss to net cash provided by operating activities:
Depreciation and amortization	134,000	179,009	57,930
Non-cash compensation expense	1,335	10,196	2,185
Provision for bad debts	8,029	1,116	4,277
Note received from a collaborator	—	—	(10,350)
Write off of note received from a collaborator	—	10,159	—
Charges for in-process research and development	1,879	95,568	200,191
Charge for impaired assets	22,944	—	4,321
Equity in net loss of unconsolidated affiliates	16,858	35,681	44,965
Gain on affiliate sale of stock	—	(212)	(22,689)
Loss (gain) on investments in equity securities	14,497	25,996	(15,873)
Minority interest in net loss of subsidiary	—	(2,259)	(4,625)
Deferred income tax provision (benefit)	10,670	(58,799)	(6,580)
Loss on sale of product line	—	24,999	—
Cumulative effect of change in accounting for goodwill	98,270	—	—
Cumulative effect of change in accounting for derivative financial instruments	—	(4,167)	—
Other	6,176	(1,753)	5,716
Increase (decrease) in cash from working capital changes:
Accounts receivable	(18,427)	(58,385)	(34,064)
Inventories	(41,651)	(6,668)	(9,549)
Prepaid expenses and other current assets	(11,168)	441	(8,768)
Accounts payable, accrued expenses and deferred revenue	(5,366)	30,805	(26,339)
Income taxes payable and tax benefits from stock options	(5,305)	51,874	63,607

Cash flows from operating activities	219,667	221,445	181,415

Cash Flows from Investing Activities:
Purchases of investments	(476,683)	(978,595)	(553,506)
Sales and maturities of investments	568,541	522,400	754,437
Purchases of equity securities	(4,050)	(11,138)	(29,102)
Proceeds from sale of equity securities	4,773	2,467	33,124
Purchase of property, plant and equipment	(225,437)	(184,304)	(79,762)
Sale of property, plant and equipment	1,994	1,047	26
Proceeds from sale of product line	—	15,862	—
Acquisitions, net of acquired cash	—	(74,460)	(643,779)
Investments in unconsolidated affiliates	(25,260)	(39,677)	(23,497)
Note received from collaborator	(7,000)	—	—
Other	3,928	6,763	(8,235)

Cash flows from investing activities	(159,194)	(739,635)	(550,294)

The accompanying notes are an integral part of these consolidated financial statements.

GCS-5

	For the Years Ended December 31,
	2002	2001	2000
	(Amounts in thousands)
Cash Flows from Financing Activities:
Proceeds from issuance of common stock	31,898	91,517	116,181
Proceeds from draw on credit facility	50,000	—	—
Proceeds from issuance of debt	—	579,062	350,000
Payments of debt and capital lease obligations	(7,787)	(156,743)	(5,000)
Bank overdraft	(2,442)	8,058	12,306
Payments of notes receivable from stockholders	974	2,841	—
Other	4,007	4,942	2,076

Cash flows from financing activities	76,650	529,677	475,563

Effect of exchange rate changes on cash	22,677	(689)	(627)

Increase in cash and cash equivalents	159,800	10,798	106,057
Cash and cash equivalents at beginning of period	247,011	236,213	130,156

Cash and cash equivalents at end of period	$406,811	$247,011	$236,213

Supplemental disclosures of cash flows:
Cash paid during the year for:
Interest, net of capitalized interest	$24,494	$31,065	$13,785
Income taxes	$37,747	$17,504	$34,014
Supplemental disclosures of non-cash transactions:
Acquisitions—Note C.
Dispositions of assets—Note D.
Property, Plant and Equipment—Note H.
Investment in Joint Ventures—Note K.
Conversion of 5 1/4% convertible subordinated notes—Note M.
Conversion of 5% convertible subordinated debentures—Note M.

In conjunction with the acquisitions of Novazyme, Focal, Wyntek, GDP, Biomatrix and GelTex, we assumed the following assets and liabilities:

	For the Years Ended December 31,
	2001	2000
	(Amounts in thousands)
Fair value of assets acquired	$85,675	$994,481
Goodwill	47,272	561,896
Acquired in-process research and development	95,568	200,191
Deferred compensation	2,630	10,272
Issuance of common stock and options	(129,392)	(774,458)
Net cash paid for acquisition and acquisition costs	(80,356)	(660,187)
Existing equity investment	(5,488)	—
Liabilities for exit activities and integration	(1,740)	(6,716)
Net deferred tax liability assumed	(4,817)	(246,591)

Net liabilities assumed	$9,352	$78,888

The accompanying notes are an integral part of these consolidated financial statements.

GCS-6

GENZYME CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

	Shares			Dollars
	2002	2001	2000	2002	2001	2000
	(Amounts in thousands)			(Amounts in thousands)
COMMON STOCK:
GENZYME GENERAL STOCK:
Balance at beginning of year	213,179	191,182	168,704	$2,132	$1,912	$1,688
Issuance of Genzyme General Stock under stock plans	1,621	5,406	6,706	16	54	66
Exercise of warrants and stock purchase rights	14	127	—	—	1	—
Shares issued for acquisition of GelTex	—	—	15,772	—	—	158
Shares issued for acquisition of Novazyme	—	2,562	—	—	26	—
Shares issued in connection with conversion of 5 1/4% convertible notes	—	12,597	—	—	126	—
Shares issued in connection with conversion of 5% convertible debentures	—	1,305	—	—	13	—

Balance at end of year	214,814	213,179	191,182	$2,148	$2,132	$1,912

BIOSURGERY STOCK:
Balance at beginning of year	39,554	36,398	—	$395	$364	$—
Issuance of Biosurgery Stock under stock plans	302	384	46	3	4	—
Conversion of Surgical Products Stock to Biosurgery Stock upon creation of Genzyme Biosurgery	—	—	9,092	—	—	91
Conversion of Tissue Repair Stock to Biosurgery Stock upon creation of Genzyme Biosurgery	—	—	9,679	—	—	97
Shares issued in connection with conversion of 5 1/4% convertible notes	—	685	—	—	6	—
Shares issued in connection with investment in Myosix	626	—	—	7	—	—
Shares issued for acquisition of Focal	—	2,087	—	—	21	—
Shares issued for acquisition of Biomatrix	—	—	17,581	—	—	176

Balance at end of year	40,482	39,554	36,398	$405	$395	$364

MOLECULAR ONCOLOGY STOCK:
Balance at beginning of year	16,762	15,905	13,421	$168	$159	$134
Issuance of Molecular Oncology Stock under stock plans	137	175	345	1	2	4
Sales of Molecular Oncology Stock	—	—	2,139	—	—	21
Shares issued in connection with conversion of 5 1/4% convertible notes	—	682	—	—	7	—

Balance at end of year	16,899	16,762	15,905	$169	$168	$159

SURGICAL PRODUCTS STOCK:
Balance at beginning of year			14,835			$148
Issuance of Surgical Products Stock under stock plans			169			2
Conversion of Surgical Products Stock to Biosurgery Stock upon creation of Genzyme Biosurgery			(15,004)			(150)

Balance at end of year			—			$—

TISSUE REPAIR STOCK:
Balance at beginning of year			28,504			$285
Issuance of Tissue Repair Stock under stock plans			374			4
Conversion of Tissue Repair Stock to Biosurgery Stock upon creation of Genzyme Biosurgery			(28,878)			(289)

Balance at end of year			—			$—

The accompanying notes are an integral part of these consolidated financial statements.

GCS-7

	2002	2001	2000
	(Amounts in thousands)
ADDITIONAL PAID-IN CAPITAL:
GENZYME GENERAL STOCK:
Balance at beginning of year	$1,748,196	$1,267,427	$634,383
Issuance of Genzyme General Stock under stock plans	30,395	86,651	85,315
Exercise of warrants and stock purchase rights	233	2,290	—
Allocation of cash to Genzyme Biosurgery for Biosurgery designated shares	—	(12,000)	—
Allocation to Genzyme Tissue Repair for Tissue Repair designated shares	—	—	(9,910)
Allocation of cash to Genzyme Molecular Oncology for Molecular Oncology designated shares	—	(4,040)	(15,000)
Allocation of cash to Genzyme Molecular Oncology in exchange for the reallocation of diagnostic assets from Genzyme Molecular Oncology to Genzyme General	—	(32,000)	—
Payment from Genzyme Biosurgery in connection with transfer of NeuroCell joint venture interest	27,063	—	—
Tax benefit from disqualified dispositions	8,410	50,176	17,041
Conversion of 5 1/4% convertible notes	—	245,946	—
Conversion of 5% convertible debentures	—	21,187	—
Acquisition of Novazyme	—	119,572	—
Acquisition of GelTex	—	—	554,063
Stock based compensation expense	—	—	1,536
Other	(3,334)	2,987	(1)

Balance at end of year	$1,810,963	$1,748,196	$1,267,427

BIOSURGERY STOCK:
Balance at beginning of year	$843,544	$823,353	$—
Issuance of Biosurgery Stock under stock plans	936	1,551	298
Allocation of cash from Genzyme General for Biosurgery designated shares	—	12,000	—
Conversion of Surgical Products Stock to Biosurgery Stock upon creation of Genzyme Biosurgery	—	—	377,090
Conversion of Tissue Repair Stock to Biosurgery Stock upon creation of Genzyme Biosurgery	—	—	228,288
Payment to Genzyme General in connection with transfer of NeuroCell joint venture interest	(27,063)	—	—
Issuance of Biosurgery Stock in connection with investment in Myosix	1,581	—	—
Acquisition of Focal	—	9,780	—
Acquisition of Biomatrix	—	—	217,719
Other	4,366	(3,140)	(42)

Balance at end of year	$823,364	$843,544	$823,353

MOLECULAR ONCOLOGY STOCK:
Balance at beginning of year	$148,481	$111,484	$67,672
Issuance of Molecular Oncology Stock under stock plans	314	957	1,829
Allocation of cash from Genzyme General for Molecular Oncology designated shares	—	4,040	15,000
Issuance of Molecular Oncology Stock in connection with public offering	—	—	26,980
Allocation of cash from Genzyme General in exchange for the reallocation of diagnostic assets from Genzyme Molecular Oncology to Genzyme General	—	32,000	—
Issuance of Molecular Oncology Stock in connection with conversion of 5 1/4% convertible notes	—	(7)	—
Other	4	7	3

Balance at end of year	$148,799	$148,481	$111,484

SURGICAL PRODUCTS STOCK:
Balance at beginning of year			$376,123
Issuance of Surgical Products Stock under stock plans			908
Conversion of Surgical Products Stock to Biosurgery Stock upon creation of Genzyme Biosurgery			(377,031)

Balance at end of year			$—

The accompanying notes are an integral part of these consolidated financial statements.

GCS-8

	2002	2001	2000
	(Amounts in thousands)
TISSUE REPAIR STOCK:
Balance at beginning of year			$217,103
Issuance of Tissue Repair Stock under stock plans			794
Issuance of Tissue Repair Stock in connection with research program			289
Allocation of cash from Genzyme General for Tissue Repair designated shares			9,910
Conversion of Tissue Repair Stock to Biosurgery Stock upon creation of Genzyme Biosurgery			(228,096)

Balance at end of year			$—

DEFERRED COMPENSATION
Balance at beginning of year	$(2,377)	$(9,943)	$(134)
Deferred compensation associated with GelTex acquisition	—	—	(10,206)
Deferred compensation associated with Biomatrix acquisition	—	—	(66)
Deferred compensation associated with Novazyme acquisition	—	(2,630)	—
Amortization of deferred compensation	1,335	10,196	463
Adjustment for terminated employees	437	—	—

Balance at end of year	$(605)	$(2,377)	$(9,943)

NOTES RECEIVABLE FROM STOCKHOLDERS:
Balance at beginning of year	$(13,245)	$(14,760)	$—
Notes acquired in connection with Biomatrix acquisition	—	—	(14,760)
Notes acquired in connection with Focal acquisition	—	(367)	—
Notes acquired in connection with Novazyme acquisition	—	(1,316)	—
Accrued interest receivable on Biomatrix notes	(613)	—	—
Accrued interest receivable on Focal notes	(9)	(168)	—
Accrued interest receivable on Novazyme notes	—	(16)	—
Payments of Biomatrix notes receivable	—	2,769	—
Payments and write-off of Focal notes receivable	369	72	—
Payments of notes receivable from Novazyme stockholders	792	541	—

Balance at end of year	$(12,706)	$(13,245)	$(14,760)

ACCUMULATED DEFICIT:
Balance at beginning of year	$(117,894)	$(5,738)	$57,202
Net loss	(13,074)	(112,156)	(62,940)

Balance at end of year	$(130,968)	$(117,894)	$(5,738)

ACCUMULATED OTHER COMPREHENSIVE INCOME, NET OF TAX:
Balance at beginning of year	$(211)	$883	$1,788
Foreign currency translation adjustments	80,191	(6,003)	(14,569)
Additional minimum pension liability, net of tax	(2,529)	—	—
Change in unrealized gains (losses) on investments and derivatives	(21,173)	4,909	13,664

Accumulated other comprehensive income (loss)	$56,278	$(211)	$883

The accompanying notes are an integral part of these consolidated financial statements.

GCS-9

GENZYME CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

        We are a biotechnology and human healthcare company that develops innovative products and provides services for significant unmet medical needs. Through June 30, 2003, we had three operating divisions:

  •
  Genzyme General, which develops and markets:

  •
  therapeutic products, with an expanding focus on products to treat patients suffering from genetic diseases and other chronic debilitating diseases, including a family of diseases known as lysosomal storage disorders, or LSDs, and other specialty therapeutics;

  •
  renal products, with a focus on products that treat patients suffering from renal diseases, including chronic renal failure;

  •
  diagnostic products, with a focus on in vitro diagnostics; and

  •
  other products and services, such as genetic testing services and pharmaceutical drug materials;

  •
  Genzyme Biosurgery, which develops and markets biotherapeutic and biomaterial products, with an emphasis on orthopaedics, heart disease and broader surgical applications; and

  •
  Genzyme Molecular Oncology, which is developing a new generation of cancer products focused on cancer vaccines and angiogenesis inhibitors through the integration of its genomics, gene and cell therapy, small molecule drug discovery and protein therapeutic capabilities.

        Through June 30, 2003, we had three outstanding series of common stock. Each series was designed to reflect the value and track the performance of one of our divisions. We refer to each series of common stock as follows:

  •
  Genzyme General Division Common Stock = "Genzyme General Stock;"

  •
  Genzyme Biosurgery Division Common Stock = "Biosurgery Stock;" and

  •
  Genzyme Molecular Oncology Division Common Stock = "Molecular Oncology Stock."

        Effective July 1, 2003, we eliminated our tracking stock capital structure by exchanging, in accordance with the provisions of our charter, each share of Biosurgery Stock for 0.04914 of a share of Genzyme General Stock and each share of Molecular Oncology Stock for 0.05653 of a share of Genzyme General Stock. Effective July 1, 2003, we have one outstanding series of common stock, which we refer to as Genzyme General Stock. The elimination of our tracking stock structure does not impact our consolidated financial statements as of December 31, 2002 and 2001 and for the three years ended December 31, 2002 but will impact our consolidated balance sheet and earnings allocations beginning on July 1, 2003.

        In connection with the elimination of our tracking stock structure and associated changes in how we will review our business going forward, we revised our reportable segments. Accordingly, we have revised the segment disclosures included in Note I., "Goodwill and Other Intangible Assets," and Note R., "Segment Information," below to conform to the 2003 segment presentation. Below is a brief description of the revised presentation of our reportable segments:

  •
  Renal—no changes to the components of this continuing segment.

GCS-10

  •
  Therapeutics—continuing segment that now excludes the activities of our drug discovery and development business, which are presently reported in Other.

  •
  Biosurgery—continuing segment that now includes the activities of our advanced biomaterials business, formerly included in Other. Now excludes the activities of our cardiovascular business which are presently included in Other.

  •
  Diagnostics/Genetics—continuing segment that now includes the activities of our genetic testing businesses, formerly included in Other.

        We now report the activities of our bulk pharmaceuticals, oncology, cardiovascular and drug discovery and development business units under the caption "Other." Our oncology activities were formerly reported in the Genzyme Molecular Oncology segment. We now report our corporate operations, general and administrative and corporate science activities, that we do not allocate to our reportable segments or Other, under the caption "Corporate." These activities were formerly reported under the caption "Eliminations/Adjustments."

        On December 18, 2000, we acquired Biomatrix and accounted for the acquisition as a purchase. Immediately prior to the acquisition, we combined two of our operating divisions, Genzyme Surgical Products and Genzyme Tissue Repair, to form a new division called Genzyme Biosurgery. We allocated the acquired assets and liabilities of Biomatrix to Genzyme Biosurgery. The combination of Genzyme Surgical Products and Genzyme Tissue Repair to form Genzyme Biosurgery did not result in any adjustments to the book values of the net assets of the divisions because they remained divisions of the same corporation. We present the financial statements of Genzyme Biosurgery as though the divisions had been combined for all periods presented, and include the operations of Biomatrix from the date of acquisition.

        In connection with the formation of Genzyme Biosurgery, we created Genzyme Biosurgery Stock. Each outstanding share of Genzyme Surgical Products Division common stock, or "Surgical Products Stock," was converted into 0.6060 of a share of Biosurgery Stock, and each outstanding share of Genzyme Tissue Repair Division common stock, or "Tissue Repair Stock," was converted into 0.3352 of a share of Biosurgery Stock. All outstanding options to purchase Surgical Products Stock and Tissue Repair Stock were converted into options to purchase Biosurgery Stock at the applicable conversion rates.

Uncertainties

        We are subject to risks and uncertainties common to companies in the biotechnology industry. These risks and uncertainties may affect our future results, and include:

  •
  our ability to successfully complete preclinical and clinical development of our products and services;

  •
  our ability to manufacture sufficient amounts of our products for development and commercialization activities and to do so in a timely and cost-efficient manner;

  •
  our ability to obtain timely regulatory approval of our products and services;

  •
  our ability to obtain and maintain adequate patent and other proprietary rights protection of our products and services and successfully enforce our proprietary rights;

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  •
  the scope, validity and enforceability of patents and other proprietary rights held by third parties and their impact on our ability to commercialize our products and services;

  •
  the content and timing of submissions to and decisions made by the FDA and other regulatory agencies regarding our products, services and facilities;

  •
  our ability to manage inventories of our products;

  •
  our ability to maintain adequate insurance coverage for any claims that may be asserted against us;

  •
  the accuracy of our estimates of the size and characteristics of the markets to be addressed by our products and services, including growth estimates;

  •
  market acceptance of our products and services;

  •
  our ability to obtain reimbursement for our products and services by third party payors, and the extent of such coverage;

  •
  our ability to establish and maintain licenses, strategic collaborations and distribution arrangements;

  •
  the continued funding and operation of our joint ventures; and

  •
  the accuracy of our information regarding the products and resources of our competitors and potential competitors.

Basis of Presentation

        Our consolidated financial statements for each period include the balance sheets, results of operations and cash flows of each of our divisions, and for our corporate operations taken as a whole. We eliminate all significant intracompany items and transactions in consolidation. We have reclassified certain 2001 and 2000 data to conform with our 2002 presentation.

Tracking Stocks

        We also refer to our series of stock as "tracking stock." Unlike typical common stock, each of our tracking stocks is designed to track the financial performance of a specific subset of our business operations and its allocated assets, rather than operations and assets of our entire company. The chief mechanisms intended to cause each tracking stock to "track" the financial performance of each division are provisions in our charter governing dividends and distributions. Under these provisions, our charter:

  •
  factors the assets and liabilities and income or losses attributable to a division into the determination of the amount available to pay dividends on the associated tracking stock; and

  •
  requires us to exchange, redeem or distribute a dividend to the holders of Biosurgery Stock or Molecular Oncology Stock if all or substantially all of the assets allocated to those corresponding divisions are sold to a third party. A dividend or redemption payment must equal in value the net after-tax proceeds from the sale. An exchange must be for Genzyme General Stock at a 10% premium to the average market price of the exchanged stock calculated over a ten day period beginning on the first business day following the announcement of the sale.

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        The provisions governing dividends provide that our board of directors has discretion to decide if and when to declare dividends, subject to certain limitations. To the extent that the following amount does not exceed the funds that would be legally available for dividends under Massachusetts law, the dividend limit for a stock corresponding to a division is the greater of:

  •
  the amount that would be legally available for dividends under Massachusetts law if the division were a separate corporation; or

  •
  the amount by which the greater of the fair value of the division's allocated net assets, or its allocated paid-in capital plus allocated earnings, exceeds its corresponding stock's par value, preferred stock preferences and debt obligations.

        Shares of Biosurgery Stock and Molecular Oncology Stock are subject to certain exchange and redemption provisions as set forth in our charter. One of the exchange provisions allows our board of directors to exchange, at any time, shares of Biosurgery Stock and/or Molecular Oncology Stock for cash, shares of Genzyme General Stock, or a combination of both, valued at a 30% premium to the fair market value (as defined in our charter) of the series of stock being exchanged.

        To determine earnings per share, we allocate our earnings to each series of our common stock based on the earnings attributable to that series of stock. The earnings attributable to each series of stock is defined in our charter as the net income or loss of the corresponding division determined in accordance with accounting principles generally accepted in the U.S. and as adjusted for tax benefits allocated to or from that division in accordance with our management and accounting policies. Our charter also requires that all of our income and expenses be allocated among our divisions in a reasonable and consistent manner. Our board of directors, however, retains considerable discretion in interpreting and changing the methods of allocating earnings to each series of common stock without shareholder approval. As market or competitive conditions warrant, we may create a new series of tracking stock, combine existing tracking stocks, or change our earnings allocation methodology. Because the earnings allocated to each series of stock are based on the income or losses attributable to each corresponding division, we provide financial statements and management's discussion and analysis for the corporation and each of our divisions to aid investors in evaluating our performance and the performance of each of our divisions.

        While each tracking stock is designed to reflect a division's performance, each is common stock of Genzyme Corporation and not of a division. Our divisions are not separate companies or legal entities, and therefore do not and cannot issue stock. Holders of tracking stock have no specific rights to assets allocated to the corresponding division. We continue to hold title to all of the assets allocated to the corresponding division and are responsible for all of its liabilities, regardless of what we deem for financial statement presentation purposes as allocated to any division. Holders of each tracking stock, as common stockholders are, therefore, subject to the risks of investing in the businesses, assets and liabilities of Genzyme as a whole. For instance, the assets allocated to each division are subject to company-wide claims of creditors, product liability plaintiffs and stockholder litigation. Also, in the event of a Genzyme liquidation, insolvency or similar event, holders of each tracking stock would only have the rights of common stockholders in the combined assets of Genzyme in the proportions set forth in our charter.

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Allocation Policy

        Our charter sets forth what operations and assets were initially allocated to each division and states that going forward the division will also include all business, products or programs, developed by or acquired for the division, as determined by our board of directors. We then manage and account for transactions between our divisions and with third parties, and any resulting re-allocations of assets and liabilities, by applying consistently across divisions a detailed set of policies established by our board of directors. Our charter requires that all of our assets and liabilities be allocated among our divisions. Our board of directors, however, retains considerable discretion in determining the types, magnitude and extent of allocations to each series of common stock without shareholder approval. Allocations to our divisions are based on one of the following methodologies:

  •
  specific identification—assets that are dedicated to the production of goods of a division or which solely benefit a division are allocated to that division. Liabilities incurred as a result of the performance of services for the benefit of a division or in connection with the expenses incurred in activities which directly benefit a division are allocated to that division. Such specifically identified assets and liabilities include cash, investments, accounts receivable, inventories, property and equipment, intangible assets, accounts payable, accrued expenses and deferred revenue. Revenues from the licensing of a division's products or services to third parties and the related costs are allocated to that division;

  •
  actual usage—expenses are charged to the division for whose benefit such expenses are incurred. Research and development, sales and marketing and direct general and administrative services are charged to the divisions for which the service is performed on a cost basis. Such charges are generally based upon direct labor hours;

  •
  proportionate usage—costs incurred which benefit more than one division are allocated based upon management's estimate of the proportionate benefit each division receives. Such costs include facilities, legal, finance, human resources, executive and investor relations; or

  •
  board directed—programs and products, both internally developed and acquired, are allocated to divisions by the board of directors. The board also allocates long-term debt and strategic investments.

Principles of Consolidation

        Our consolidated financial statements include the accounts of our wholly owned and majority owned subsidiaries. For consolidated majority owned subsidiaries in which we own greater than 50% or exercise control, we record a minority interest in the consolidated financial statements to account for the ownership interest of the minority owner. We use the equity method to account for investments in entities in which we have a substantial ownership interest (20% to 50%), or over which we exercise significant influence. Our consolidated net income includes our share of the earnings of these entities. All significant intercompany accounts and transactions have been eliminated in consolidation.

        We accounted for our investment in GTC under the equity method until May 2002, at which point we ceased to have significant influence over GTC. We began accounting for our investment in GTC under the cost method of accounting in June 2002.

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        For additional information on our investments, please read Note J., "Investments in Marketable Securities and Strategic Equity Investments," below.

Dividend Policy

        We have never paid a cash dividend on shares of our stock. We currently intend to retain our earnings to finance future growth and do not anticipate paying any cash dividends on our stock in the foreseeable future.

Use of Estimates

        Under accounting principles generally accepted in the U.S., we are required to make certain estimates and assumptions that affect reported amounts of assets, liabilities, revenues, expenses, and disclosure of contingent assets and liabilities in our financial statements. Our actual results could differ from these estimates.

Financial Instruments

        A number of financial instruments subject us to significant credit risk, including cash and cash equivalents, current and non-current investments, and accounts receivable. We generally invest our cash in investment-grade securities to mitigate risk.

Cash and Cash Equivalents

        We value our cash and cash equivalents at cost plus accrued interest, which we believe approximates their market value. Our cash equivalents consist principally of money market funds and municipal notes with original maturities of three months or less.

Investments

        We invest our excess cash balances in short-term and long-term marketable securities. As part of our strategic relationships, we may also invest in equity securities of other biotechnology companies. We use the equity method to account for investments in entities in which we have a substantial ownership interest (20% to 50%), or over which we exercise significant influence. Other investments are accounted for as described below.

        We classify all of our marketable equity investments as available-for-sale. We classify our investments in marketable debt securities as either held-to-maturity or available-for-sale based on facts and circumstances present at the time we purchase the securities. As of each balance sheet date presented, we classified all of our investments in debt securities as available-for-sale. We report available-for-sale investments at fair value as of each balance sheet date and include any unrealized holding gains and losses (the adjustment to fair value) in stockholders' equity. Realized gains and losses are determined on the specific identification method and are included in investment income. If any adjustment to fair value reflects a decline in the value of the investment, we consider all available evidence to evaluate the extent to which the decline is "other than temporary" and mark the investment to market through a charge to our statement of operations. Investments in equity securities for which fair value is not readily determinable are carried at cost, subject to review for impairment. We classify our investments with remaining maturities of 12 months or less as short-term investments.

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We classify our investments with remaining maturities of greater than twelve months as long-term investments, unless we do not expect to hold the investment to maturity.

Inventories

        We value inventories at cost or, if lower, fair value. We determine cost using the first-in, first-out method.

        We analyze our inventory levels quarterly and write down to its net realizable value:

  •
  inventory that has become obsolete;

  •
  inventory that has a cost basis in excess of its expected net realizable value;

  •
  inventory in excess of expected requirements; and

  •
  expired inventory.

        We capitalize inventory produced for commercial sale, which may result in the capitalization of inventory that has not been approved for sale. If a product is not approved for sale, it would likely result in the write-off of the inventory and a charge to earnings. At December 31, 2002, our total inventories included $7.5 million of inventory for products that have not yet been approved for sale. In addition, at December 31, 2002, a joint venture in which we have a 50% ownership interest has $17.3 million of inventory for a product that has not yet been approved for sale, of which $8.6 million represents our portion of the unapproved inventory of the joint venture.

Property, Plant and Equipment

        We record property, plant and equipment at cost. When we dispose of these assets, we remove the related cost and accumulated depreciation and amortization from the related accounts on our balance sheet and include any resulting gain or loss in our statement of operations.

        We generally compute depreciation using the straight-line method over the estimated useful lives of the assets. We compute useful lives as follows:

  •
  plant and equipment—three to fifteen years;

  •
  furniture and fixtures—five to seven years; and

  •
  buildings—20 to 40 years.

        We depreciate certain specialized manufacturing equipment and facilities, all of which are allocated to Genzyme General, over their remaining useful lives using the units-of-production method. We evaluate the remaining life and recoverability of this equipment periodically based on the appropriate facts and circumstances.

        We amortize leasehold improvements over their useful life or, if shorter, the term of the applicable lease.

        For products we expect to be commercialized, we capitalize, to construction-in-progress, the costs we incur in validating the manufacturing process. We begin this capitalization when we consider the product to have demonstrated technological feasibility and end this capitalization when the asset is substantially complete and ready for its intended use. These capitalized costs include incremental labor

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and direct material, and incremental fixed overhead and interest. We depreciate these costs using the straight-line method or the units-of-production method.

Goodwill and Other Intangible Assets

        Our intangible assets consist of:

  •
  goodwill;

  •
  covenants not to compete;

  •
  purchased technology rights;

  •
  customer lists; and

  •
  patents, trademarks and trade names.

        Effective January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which requires that ratable amortization of goodwill and certain intangibles be replaced with periodic tests of goodwill's impairment and that other intangibles be amortized over their useful lives unless these lives are determined to be indefinite. SFAS No. 142 requires that goodwill be tested annually for impairment under a two-step impairment process or whenever events or changes in circumstances suggest that the carrying value of an asset may not be recoverable.

        We amortize other intangible assets using the straight-line method over useful lives of 1.5 years to 40 years.

Accounting for the Impairment of Long-Lived Assets

        We periodically evaluate our long-lived assets for potential impairment under SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." We perform these evaluations whenever events or changes in circumstances suggest that the carrying amount of an asset or group of assets is not recoverable. Indicators of potential impairment include:

  •
  a significant change in the manner in which an asset is used;

  •
  a significant decrease in the market value of an asset;

  •
  a significant adverse change in its business or the industry in which it is sold; and

  •
  a current period operating cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the asset.

        If we believe an indicator of potential impairment exists, we test to determine whether impairment recognition criteria in SFAS No. 144 have been met. We charge impairments of the long-lived assets to operations if our evaluations indicate that the carrying values of these assets are not recoverable.

Translation of Foreign Currencies

        We translate the financial statements of our foreign subsidiaries from local currency into U.S. dollars using:

  •
  the current exchange rate at each balance sheet date for assets and liabilities;

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  •
  the average exchange rate prevailing during each period for revenues and expenses; and

  •
  the historical exchange rate for our investments in our foreign subsidiaries.

We consider the local currency for all of our foreign subsidiaries to be the functional currency for that subsidiary. As a result, we included translation adjustments net of tax for these subsidiaries in stockholders' equity. We also record as a charge or credit to stockholders' equity exchange gains and losses on intercompany balances that are of a long-term investment nature. Our stockholders' equity includes net cumulative foreign currency credits of $40.0 million at December 31, 2002 and net cumulative foreign currency charges of $(40.2) million at December 31, 2001.

        Gains and losses on all other foreign currency transactions are included in our results of operations.

Derivative Instruments

        On January 1, 2001, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that we recognize all derivative instruments as either assets or liabilities in our consolidated balance sheet and measure those instruments at fair value. Subsequent changes in fair value are reflected in current earnings or other comprehensive income, depending on whether a derivative instrument is designated as part of a hedge relationship and, if it is, the type of hedge relationship.

        In accordance with the transition provisions of SFAS No. 133, we recorded a cumulative effect adjustment of $4.2 million, net of tax, in our consolidated statements of operations for the year ended December 31, 2001, to recognize the fair value of warrants to purchase shares of GTC common stock that we held on January 1, 2001. Transition adjustments pertaining to interest rate swaps designated as cash-flow hedges and foreign currency forward contracts were not significant.

Revenue Recognition

        We recognize revenue from product sales when persuasive evidence of an arrangement exists, the product has been shipped, title and risk of loss have passed to the customer and collection from the customer is reasonably assured. We recognize revenue from service sales, such as Carticel chondrocyte services and genetic testing services, when we have finished providing the service. We recognize revenue from contracts to perform research and development services and selling and marketing services over the term of the applicable contract and as we complete our obligations under that contract. We recognize non-refundable, up-front license fees over the related performance period or at the time we have no remaining performance obligations.

        Revenue from milestone payments for which we have no continuing performance obligations is recognized upon achievement of the related milestone. When we have continuing performance obligations, we recognize milestone payments as revenue upon the achievement of the milestone only if all of the following conditions are met:

  •
  the milestone payments are non-refundable;

  •
  achievement of the milestone was not reasonably assured at the inception of the arrangement;

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  •
  there is a substantial effort involved in achieving the milestone; and

  •
  the amount of the milestone is reasonable in relation to the level of effort associated with achievement of the milestone.

If any of these conditions are not met, the milestone payments are deferred and recognized as revenue over the term of the arrangement as we complete our performance obligations.

        We receive royalties related to the manufacture, sale or use of our products or technologies under license arrangements with third parties. For those arrangements where royalties are reasonably estimable, we recognize revenue based on estimates of royalties earned during the applicable period and adjust for differences between the estimated and actual royalties in the following quarter. Historically, these adjustments have not been material. For those arrangements where royalties are not reasonably estimable, we recognize revenue upon receipt of royalty statements from the licensee.

        We record allowances for product returns, rebates payable to Medicaid, managed care organizations or customers and sales discounts. These allowances are recorded as reductions of revenue at the time product sales are recorded. These amounts are based on our estimates of the amount of product in the distribution channel and the percent of end-users covered by Medicaid or managed care organizations. We record consideration paid to a customer or reseller of our products as a reduction of revenue unless we receive an identifiable and separable benefit for the consideration, and we can reasonably estimate the fair value of the benefit received. If both conditions are met, we record the consideration paid to the customer as an expense.

        We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers was to deteriorate and result in an impairment of their ability to make payments, additional allowances may be required.

Research and Development

        We expense internal and external research and development costs, including costs of funded research and development arrangements, in the period incurred. We also expense the cost of purchased technology in the period of purchase if we believe that the technology has not demonstrated technological feasibility and that it does not have an alternative future use.

Issuance of Stock By a Subsidiary or an Affiliate

        We include gains on the issuance of stock by our subsidiaries and affiliates in net income unless that subsidiary or affiliate is a research and development, start-up or development stage company or an entity whose viability as a going concern is under consideration. In those situations, we account for the change in our equity ownership of that subsidiary or affiliate as an equity transaction.

Income Taxes

        We use the asset and liability method of accounting for deferred income taxes. Our provision for income taxes includes income taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities.

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        We file a consolidated return and allocate income taxes to each division based upon the financial statement income, taxable income, credits and other amounts properly allocable to each division under accounting principles generally accepted in the U.S. as if it were a separate taxpayer. In preparing financial statements for our operating divisions we assess the realizability of our deferred tax assets at the division level. As a result, our consolidated tax provision may not equal the sum of the divisions' tax provisions.

        We have not provided for possible U.S. taxes on the undistributed earnings of foreign subsidiaries. We do not believe it is practical to determine the tax liability associated with the repatriation of our foreign earnings because it is our policy to indefinitely reinvest these earnings in non-U.S. operations. At December 31, 2002, these undistributed foreign earnings totaled approximately $81.7 million.

Comprehensive Income

        Comprehensive income consists of net income and all changes in equity from non-shareholder sources, including changes in unrealized gains and losses on investments, and on derivative instruments designated as hedges, foreign currency translation adjustments and minimum liabilities for accumulated benefit obligations, net of taxes.

Net Income (Loss) Per Share

        We calculate earnings per share for each series of stock using the two-class method. To calculate basic earnings per share for each series of stock, we divide the earnings allocated to each series of stock by the weighted average number of outstanding shares of that series of stock during the applicable period. When we calculate diluted earnings per share, we also include in the denominator all potentially dilutive securities outstanding during the applicable period. We allocate our earnings to each series of our common stock based on the earnings attributable to that series of stock. The earnings attributable to Genzyme General Stock, as defined in our charter, is equal to the net income or loss of Genzyme General determined in accordance with accounting principles generally accepted in the U.S. and as adjusted for tax benefits allocated to or from Genzyme General in accordance with our management and accounting policies. Earnings attributable to Biosurgery Stock, Molecular Oncology Stock, Surgical Products Stock and Tissue Repair Stock are defined similarly and, as such, are based on the net income or loss of the corresponding division as adjusted for the allocation of tax benefits.

        We calculate the income tax provision of each division as if such division were a separate taxpayer, which includes assessing realizability of deferred tax assets at the division level. Our management and accounting policies provide that, if as of the end of any fiscal quarter, a division can not use any projected annual tax benefit attributable to it to offset or reduce its current or deferred income tax expense, we may allocate the tax benefit to other divisions in proportion to their taxable income without compensating payment or allocation to the division generating the benefit. The tax benefits

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allocated to Genzyme General, which are included in earnings attributable to Genzyme General Stock, were:

	Year Ended December 31,
	2002	2001	2000
	(Amounts in thousands)
Tax benefits allocated from:
Genzyme Biosurgery	$18,508	$24,593	$28,023
Genzyme Molecular Oncology	9,287	11,904	7,476

Total	$27,795	$36,497	$35,499

        Deferred tax assets and liabilities can arise from purchase accounting and relate to a division that does not satisfy the criteria for recognition. Such deferred tax assets and liabilities are allocated to the division to which the acquisition was allocated. As a result, the periodic changes in these deferred tax assets and liabilities do not result in a tax expense or benefit to that division. However, the change in these deferred tax assets and liabilities impacts our consolidated tax provision. Such change is added to division net income for purposes of determining net income allocated to a tracking stock.

        In future periods, Genzyme Biosurgery or Genzyme Molecular Oncology may recognize deferred tax assets in the calculation of their respective tax provisions determined on a separate division basis in accordance with accounting principles generally accepted in the U.S. However, to the extent the benefit of those deferred tax assets has been previously allocated to Genzyme General in accordance with the management and accounting policies, the benefit will be reflected as a reduction of net income in determining net income attributable to Biosurgery Stock or Molecular Oncology Stock. As of December 31, 2002, the total tax benefits previously allocated to Genzyme General were (in thousands):

Genzyme Biosurgery	$211,820
Genzyme Molecular Oncology	45,715

Accounting for Stock Based Compensation

        On December 31, 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of FASB Statement No. 123." This standard amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for those companies that voluntarily change to the fair value based method of accounting for stock-based employee compensation. In addition, this standard amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. We have not adopted the fair value method of accounting for stock-based compensation and will continue to apply the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. We do not recognize compensation expense for options granted under the provisions of these plans with fixed terms and an exercise price greater than or equal to the fair market value of the underlying series of our common stock on the date of grant. All stock-based awards to non-employees are accounted for at

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their fair value in accordance with SFAS No. 123, as amended, and EITF Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

        In accordance with the disclosure requirements of SFAS No. 148, the following table sets forth our net income (loss) data as if compensation expense for our stock-based compensation plans was determined in accordance with SFAS No. 123 as amended, based on the fair value at the grant dates of the awards. The resulting compensation expense would be allocated to each division in accordance with our allocation policies:

	For the Years Ended December 31,
	2002	2001	2000
	(Amounts in thousands, except per share amounts)
Net loss:
As reported	$(13,074)	$(112,156)	$(62,940)
Add: stock-based compensation included in as-reported, net of tax	844	6,444	1,394
Deduct: pro forma stock-based compensation expense, net of tax	(69,728)	(60,926)	(32,726)

Pro forma net loss	$(81,958)	$(166,638)	$(94,272)

Net income per share of Genzyme General Stock:
Basic:
Net income (loss) per share allocated to Genzyme General Stock—as reported	$0.83	$0.22	$0.71
Add: stock-based compensation, net of tax included in net income per share allocated to Genzyme General Stock as reported	0.00	0.03	0.01
Deduct: pro forma stock-based compensation expense per share, net of tax	(0.27)	(0.23)	(0.15)

Net income per share allocated to Genzyme General Stock—pro forma	$0.56	$0.02	$0.57

Diluted:
Net income per share allocated to Genzyme General Stock—as reported	$0.81	0.21	$0.68
Add: stock-based compensation, net of tax included in net income per share allocated to Genzyme General Stock as reported	0.00	0.03	0.00
Deduct: pro forma stock-based compensation expense per share, net of tax	(0.26)	(0.22)	(0.14)

Net income per share allocated to Genzyme General Stock—pro forma	$0.55	$0.02	$0.54

Net loss per share of Biosurgery Stock—basic and diluted:
As reported	$(4.20)	$(3.34)	$(2.40)
Deduct: pro forma stock-based compensation expense per share, net of tax	(0.17)	(0.24)	—

Pro forma net loss	$(4.37)	$(3.58)	$(2.40)

Net loss per share of Molecular Oncology Stock—basic and diluted:
As reported	$(1.41)	$(1.82)	$(1.60)
Deduct: pro forma stock-based compensation expense per share, net of tax	(0.22)	(0.29)	(0.20)

Pro forma net loss	$(1.63)	$(2.11)	$(1.80)

Net loss per share of Surgical Products Stock—basic and diluted:
As reported			$(3.67)
Deduct: pro forma stock-based compensation expense per share, net of tax			(0.15)

Pro forma net loss			$(3.82)

Net loss per share of Tissue Repair Stock—basic and diluted:
As reported			$(0.69)
Deduct: pro forma stock-based compensation expense per share, net of tax			(0.07)

Pro forma net loss			$(0.76)

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        We estimate the fair value of each option grant using the Black-Scholes option-pricing model. In computing the pro forma amounts, we used the following assumptions:

	Risk-Free Interest Rate	Volatility	Dividend Yield	Expected Option Life (In Years)	Average Fair Value
Genzyme General Stock:
2002	4.64%	54%	0%	5	$16.77
2001	5.08%	49%	0%	5	$25.66
2000	6.78%	48%	0%	5	$26.62
Biosurgery Stock:
2002	4.64%	91%	0%	5	$3.13
2001	5.08%	70%	0%	5	$4.06
2000	6.78%	58%	0%	5	$6.68
Molecular Oncology Stock:
2002	4.64%	105%	0%	5	$1.92
2001	5.08%	99%	0%	5	$11.33
2000	6.78%	94%	0%	5	$9.76
Surgical Products Stock:
2000	6.78%	58%	0%	5	$9.95
Tissue Repair Stock:
2000	6.78%	58%	0%	5	$8.21

New Accounting Pronouncements

        Asset Retirement Obligations.    In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. SFAS No. 143 will be effective for our fiscal year ending December 31, 2003. The adoption of SFAS No. 143 is not expected to have a material impact on our consolidated or combined financial statements.

        Costs Associated with Exit or Disposal Activities.    In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue No. 94-3, a liability for an exit cost as defined in EITF Issue No. 94-3 was recognized at the date of an entity's commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. We will adopt the provisions of SFAS No. 146 for exit or disposal activities that are initiated after December 31, 2002 as required by the standard.

        Guarantees.    In November 2002, the FASB issued FIN 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34." FIN 45 clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for

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the fair value of the obligation undertaken in issuing certain guarantees. FIN 45 also requires additional disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees it has issued. The accounting requirements for the initial recognition of guarantees are applicable on a prospective basis for guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for all guarantees outstanding, regardless of when they were issued or modified, beginning with periods ending after December 15, 2002. We have applied the disclosure provisions of FIN 45 as of December 31, 2002, as required (see Note O., "Commitments and Contingencies," to our consolidated financial statements). The adoption of FIN 45 did not have a material effect on our consolidated financial statements for the year ended December 31, 2002.

        Variable Interest Entities.    In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51." FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. Variable interest entities that effectively disperse risk will not be consolidated unless a single party holds an interest or combination of interests that effectively recombines risks that were previously dispersed. FIN 46 also requires enhanced disclosure requirements related to variable interest entities. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003.

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Genzyme General Stock:

        As described in Note N., "Stockholders' Equity," we completed a two-for-one split of Genzyme General Stock by means of a 100% stock dividend paid to holders of Genzyme General Stock of record on May 24, 2001. All share and per share amounts for Genzyme General Stock have been retroactively revised for all periods presented to reflect the two-for-one split. The following table sets forth our computation of basic and diluted net income per share of Genzyme General Stock:

	For the Years Ended December 31,
	2002	2001	2000
	(Amounts in thousands, except per share amounts)
Genzyme General net income before cumulative effect of change in accounting for derivative financial instruments	$150,731	$3,879	$85,956
Cumulative effect of change in accounting for derivative financial instruments, net of tax	—	4,167	—

Genzyme General division net income	150,731	8,046	85,956
Tax benefit allocated from Genzyme Biosurgery	18,508	24,593	28,023
Tax benefit allocated from Genzyme Molecular Oncology	9,287	11,904	7,476

Net income allocated to Genzyme General Stock	$178,526	$44,543	$121,455

Shares used in computing net income per common share—basic	214,038	202,221	172,263
Effect of dilutive securities:
Stock options(1)	5,340	8,914	7,103
Warrants	10	41	—

Dilutive potential common shares	5,350	8,955	7,103

Shares used in computing net income per share—diluted(1,2)	219,388	211,176	179,366

Net income per share of Genzyme General Stock:
Basic:
Net income per share before cumulative effect of change in accounting for derivative financial instruments	$0.83	$0.20	$0.71
Per share cumulative effect of change in accounting for derivative financial instruments, net of tax(3)	—	0.02	—

Net income per share allocated to Genzyme General Stock	$0.83	$0.22	$0.71

Diluted(1,2):
Net income per share before cumulative effect of change in accounting for derivative financial instruments	$0.81	$0.19	$0.68
Per share cumulative effect of change in accounting for derivative financial instruments, net of tax(3)	—	0.02	—

Net income per share allocated to Genzyme General Stock	$0.81	$0.21	$0.68

(1)
We did not include the securities described in the following table in the computation of Genzyme General's diluted earnings per share for each period because these securities had an exercise price greater than the average market price of Genzyme General Stock:

	December 31,
	2002	2001	2000
	(Amounts in thousands)
Shares of Genzyme General Stock issuable for options	13,576	2,170	3,492
Shares of Genzyme General Stock issuable for warrants	—	—	92

Total shares with exercise prices greater than the average market price of Genzyme General Stock during the period	13,576	2,170	3,584

(2)
We did not include the potentially dilutive effect of the assumed conversion of the $575.0 million in principal of 3% convertible subordinated debentures allocated to Genzyme General in the computation of Genzyme General's dilutive earnings per share for the years ended December 31, 2002 and 2001, because the conditions for conversion had not been

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  met. The debentures are contingently convertible into approximately 8.2 million shares of Genzyme General Stock at an initial conversion price of $70.30 per share.

(3)
On January 1, 2001, we adopted SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138. In accordance with the transition provisions of SFAS No. 133, we recorded a cumulative effect adjustment of $4.2 million, net of tax, in our consolidated statements of operations and in the combined statements of operations of Genzyme General to recognize the fair value of our warrants to purchase shares of GTC common stock held on January 1, 2001 and allocated to Genzyme General.

Biosurgery Stock:

        We created Biosurgery Stock on December 18, 2000. We formed Genzyme Biosurgery by combining two of our divisions, Genzyme Surgical Products and Genzyme Tissue Repair and simultaneously acquiring Biomatrix. Accordingly, we amended our charter to create Biosurgery Stock and eliminate Surgical Products Stock and Tissue Repair Stock. Each outstanding share of, or option to purchase, Surgical Products Stock was converted into the right to receive 0.6060 of a share of, or option to purchase, Biosurgery Stock, and each outstanding share of, or option to purchase, Tissue Repair Stock was converted into the right to receive 0.3352 of a share of, or option to purchase, Biosurgery Stock. Net loss allocated to Biosurgery Stock for the year ended December 31, 2000 consists of the net loss of Genzyme Biosurgery from December 18, 2000, the date Biosurgery Stock was initially issued, through December 31, 2000. Prior to December 18, 2000, the losses of Genzyme Surgical Products and Genzyme Tissue Repair, were allocated to Surgical Products Stock and Tissue Repair Stock. For all periods presented, basic and diluted net loss per share of Biosurgery Stock are the same. We did not include the securities described in the following table in the computation of Biosurgery Stock diluted net loss per share for each period because these securities would have an anti-dilutive effect due to the net loss allocated to Biosurgery Stock.

	December 31,
	2002	2001	2000(1)
	(Amounts in thousands)
Shares of Biosurgery Stock issuable for options	7,573	5,582	4,739
Warrants to purchase Biosurgery Stock	7	8	3
Biosurgery designated shares issuable upon conversion of 5 1/4% convertible subordinated notes allocated to Genzyme General(2,3)	—	—	685
Biosurgery designated shares reserved for options(3)	77	93	111
Biosurgery designated shares(3)	3,118	3,105	1,195
Shares of Biosurgery Stock issuable upon conversion of 6.9% convertible subordinated note allocated to Genzyme Biosurgery(4)	358	358	358

Total shares excluded from the calculation of diluted net loss per share of Biosurgery Stock	11,133	9,146	7,091

(1)
For the period from December 18, 2000 through December 31, 2000.

(2)
These shares were issued upon conversion of our 5 1/4% convertible subordinated notes in June 2001.

(3)
Biosurgery designated shares are shares of Biosurgery Stock that are not issued and outstanding, but which our board of directors may issue, sell or distribute without allocating the proceeds to Genzyme Biosurgery. As of December 31, 2002, there were approximately 3.2 million Biosurgery designated shares.

(4)
These shares are issuable upon the conversion of the 6.9% convertible subordinated note we assumed in connection with our acquisition of Biomatrix. This note is due May 14, 2003.

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Molecular Oncology Stock:

        For all periods presented, basic and diluted net loss per share of Molecular Oncology Stock are the same. We did not include the securities described in the following table in the computation of Molecular Oncology Stock diluted net loss per share for each period because these securities would have an anti-dilutive effect due to the net loss allocated to Molecular Oncology Stock.

	December 31,
	2002	2001	2000
	(Amounts in thousands)
Shares of Molecular Oncology Stock issuable for options	2,870	1,370	862
Warrants to purchase Molecular Oncology Stock	—	—	10
Molecular Oncology designated shares issuable upon conversion of 5 1/4% convertible subordinated notes allocated to Genzyme General(1,2)	—	—	682
Molecular Oncology designated shares(2)	1,651	1,651	1,318

Total shares excluded from the calculation of diluted net loss per share of Molecular Oncology Stock	4,521	3,021	2,872

(1)
These shares were issued upon conversion of our 5 1/4% convertible subordinated notes in June 2001.

(2)
Molecular Oncology designated shares are shares of Molecular Oncology Stock that are not issued and outstanding, but which our board of directors may issue, sell or distribute without allocating the proceeds to Genzyme Molecular Oncology. As of December 31, 2002, there were approximately 1.7 million Molecular Oncology designated shares.

Surgical Products Stock:

        For the period presented basic and diluted net loss per share of Surgical Products Stock is the same. We did not include the securities described in the following table in the computation of Surgical Products Stock diluted net loss per share for each period because these securities would have an anti-dilutive effect due to the net loss allocated to Surgical Products Stock.

December 31, 2000(1)
(Amounts in thousands)
Shares of Surgical Products Stock issuable for options	450
Surgical Products designated shares issuable upon conversion of 5 1/4% convertible subordinated notes allocated to Genzyme General(2)	1,130

Total shares excluded from the calculation of diluted net loss per share of Surgical Products Stock(3)	1,580

(1)
For the period from January 1, 2000 through December 18, 2000.

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(2)
Surgical Products designated shares were shares of Surgical Products Stock that were not issued and outstanding, but which our board of directors could have issued, sold or distributed without allocating the proceeds to Genzyme Surgical Products.

(3)
On December 18, 2000, in connection with the merger of Biomatrix, we converted all of the existing shares of Surgical Products Stock into shares of Biosurgery Stock. Each share of Surgical Products Stock was converted into 0.6060 of a share of Biosurgery Stock. In the aggregate, we converted approximately 15.0 million shares of Surgical Products Stock into shares of Biosurgery Stock.

Tissue Repair Stock:

        For the period presented, basic and diluted net loss per share of Tissue Repair Stock is the same. We did not include the securities described in the following table in the computation of Tissue Repair Stock diluted net loss per share for each period because these securities would have an anti-dilutive effect due to the net loss allocated to Tissue Repair Stock.

December 31, 2000(1)
(Amounts in thousands)
Shares of Tissue Repair Stock issuable for options	2,934
Tissue Repair designated shares(2)	1,285

Total shares excluded from the calculation of diluted net loss per share of Tissue Repair Stock(3)	4,219

(1)
For the period from January 1, 2000 through December 18, 2000.

(2)
Tissue Repair designated shares were shares of Tissue Repair Stock that were not issued and outstanding, but which our board of directors could have issued, sold or distributed without allocating the proceeds to Genzyme Tissue Repair.

(3)
On December 18, 2000, in connection with the merger of Biomatrix, we converted all of the existing shares of Tissue Repair Stock into shares of Biosurgery Stock. Each share of Tissue Repair Stock was converted into 0.3352 of a share of Biosurgery Stock. In the aggregate, we converted approximately 28.9 million shares of Tissue Repair Stock into shares of Biosurgery Stock.

NOTE C. ACQUISITIONS

Novazyme

        In September 2001, we acquired all of the outstanding capital stock of Novazyme for an initial payment of approximately 2.6 million shares of Genzyme General Stock. Novazyme shareholders received 0.5714 of a share of Genzyme General Stock for each share of Novazyme common stock they held. We will be obligated to make two additional payments totaling $87.5 million, payable in shares of Genzyme General Stock, if we receive U.S. marketing approval for two products for the treatment of LSDs that employ certain of Novazyme's technologies by specified dates. In connection with the merger, we also assumed all of the outstanding options, warrants and rights to purchase Novazyme

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common stock and exchanged them for options, warrants and rights to purchase Genzyme General Stock, on an as-converted basis. We allocated the acquisition to Genzyme General and accounted for the acquisition as a purchase. Accordingly, the results of operations of Novazyme are included in our consolidated financial statements and the combined financial statements of Genzyme General from September 26, 2001, the date of acquisition.

        The purchase price and the allocation of the purchase price to the fair value of the acquired tangible and intangible assets and liabilities is as follows (amounts in thousands):

Issuance of 2,562,182 shares of Genzyme General Stock	$110,584
Issuance of options to purchase 158,840 shares of Genzyme General Stock	6,274
Issuance of warrants to purchase 25,338 shares of Genzyme General Stock	894
Issuance of rights to purchase 66,846 shares of Genzyme General Stock	1,839
Acquisition costs	951

Total purchase price.	$120,542

Cash and cash equivalents	$5,194
Other assets	125
Property, plant & equipment	4,475
Goodwill	17,177
In-process research and development	86,800
Deferred tax asset	8,328
Assumed liabilities	(2,795)
Liabilities for exit activities and integration	(1,740)
Notes receivable from stockholders	1,316
Deferred compensation	2,630
Deferred tax liability	(968)

Allocated purchase price	$120,542

        Because our acquisition of Novazyme was completed after June 30, 2001, the provisions of SFAS No. 141 and certain provisions of SFAS No. 142 apply from the date of acquisition. Accordingly, we are not ratably amortizing the goodwill resulting from the acquisition of Novazyme. Instead, we test the goodwill's impairment on a periodic basis in accordance with the provisions of SFAS No. 142.

        We issued approximately 2.6 million shares of Genzyme General Stock to Novazyme's shareholders. These shares were valued at $110.6 million using the average trading price of Genzyme General Stock for the four day trading period ending on September 26, 2001, the date of acquisition. Options, warrants and rights to purchase shares of Genzyme General Stock were valued at $9.0 million using the Black-Scholes model. In accordance with FIN 44, at the date of acquisition we allocated the $2.6 million intrinsic value of the portion of the unvested options related to the future service period to deferred compensation in stockholders' equity. We are amortizing the unvested portion to operating expense over the remaining vesting period of approximately 22 months.

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        In connection with our acquisition of Novazyme, we acquired a technology platform that we believe can be leveraged in the development of treatments for various LSDs. As of the acquisition date, the technology platform had not achieved technological feasibility and would require significant further development to complete. Accordingly, we allocated to IPR&D, and charged to expense, $86.8 million, representing the portion of the purchase price attributable to the technology platform. In accordance with accounting principles generally accepted in the U.S., the amount allocated to IPR&D was charged as an expense in our consolidated financial statements and the combined financial statements of Genzyme General for the year ended December 31, 2001.

        Our management assumes responsibility for determining the IPR&D valuation. The fair value assigned to purchased IPR&D was estimated by discounting, to present value, the probability-adjusted net cash flows expected to result once the technology has reached technological feasibility and is utilized in the treatment of certain LSDs. A discount rate of 16% was applied to estimate the present value of these cash flows and is consistent with the overall risks of the platform technology. In estimating future cash flows, management considered other tangible and intangible assets required for successful exploitation of the technology and adjusted the future cash flows to reflect the contribution of value from these assets. In the allocation of purchase price to IPR&D, the concept of alternative future use was specifically considered. The platform technology is specific to LSDs and there is currently no alternative use for the technology in the event that it fails as a platform for enzyme replacement therapy for the treatment of LSDs.

        The staff of the FTC, is investigating our acquisition of Novazyme. The FTC is one of the agencies responsible for enforcing federal antitrust laws, and, in this investigation, it is evaluating whether there are anti-competitive aspects of the Novazyme transaction that the government should seek to negate. While we do not believe that the acquisition should be deemed to contravene antitrust laws, we have been cooperating in the FTC investigation. At this stage, we cannot predict with precision the likely outcome of the investigation or how that outcome will impact our business. As with any litigation or investigation, there are ongoing costs associated with responding to the investigation, both in terms of management time and out-of-pocket expenses.

Focal

        In January 2001, Focal, a developer of synthetic biopolymers used in surgery, exercised its option to require us to purchase $5.0 million in Focal common stock at a price of $2.06 per share. After that purchase we held approximately 22% of the outstanding shares of Focal common stock and began accounting for our investment under the equity method of accounting. We allocated this investment to Genzyme Biosurgery. On June 30, 2001, we acquired the remaining 78% of the outstanding shares of Focal common stock in an exchange of shares of Biosurgery Stock for shares of Focal common stock. Focal shareholders received 0.1545 of a share of Biosurgery Stock for each share of Focal common stock they held. We issued approximately 2.1 million shares of Biosurgery Stock as merger consideration. We also assumed all of the outstanding options to purchase Focal common stock and exchanged them for options to purchase Biosurgery Stock on an as-converted basis. We allocated the acquired assets and liabilities to Genzyme Biosurgery and accounted for the acquisition as a purchase. Accordingly, we included the results of operations of Focal in our consolidated financial statements and the combined financial statements of Genzyme Biosurgery from the date of acquisition.

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        The purchase price and the allocation of the purchase price to the fair value of the acquired tangible and intangible assets and liabilities is as follows (amounts in thousands):

Issuance of 2,086,151 shares of Biosurgery Stock	$9,450
Issuance of options to purchase 231,566 shares of Biosurgery Stock	351
Acquisition costs	638
Existing equity investment in Focal	5,488
Cash paid to selling security holder	11

Total purchase price	$15,938

Cash and cash equivalents	$2,331
Other current assets	6,003
Property, plant and equipment	1,568
Intangible assets (to be amortized over 3 to 12 years)	7,909
Goodwill	1,365
Assumed liabilities	(3,773)
Note receivable from stockholders	535

Allocated purchase price	$15,938

Wyntek

        In June 2001, we acquired all of the outstanding capital stock of Wyntek for an aggregate purchase price of $65.4 million. We allocated the acquisition to Genzyme General and accounted for the acquisition as a purchase. Accordingly, we included the results of operations of Wyntek in our consolidated financial statements and the combined financial statements of Genzyme General from June 1, 2001, the date of acquisition.

        The purchase price and the allocation of the purchase price to the fair value of the acquired tangible and intangible assets and liabilities is as follows (amounts in thousands):

Cash paid	$65,000
Acquisition costs	350

Total purchase price	$65,350

Cash and cash equivalents	$4,974
Other current assets	4,966
Property, plant & equipment	1,843
Intangible assets (to be amortized straight-line over 5 to 10 years)	39,444
Goodwill	20,316
In-process research and development	8,768
Deferred tax assets	2,255
Assumed liabilities	(2,784)
Deferred tax liability	(14,432)

Allocated purchase price	$65,350

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        In connection with the acquisition of Wyntek we allocated approximately $8.8 million of the purchase price to IPR&D. Our management assumes responsibility for determining the IPR&D valuation. We estimated the fair value assigned to purchased IPR&D by discounting, to present value, the cash flows expected to result from the project once it has reached technological feasibility. We applied a discount rate of 25% to estimate the present value of these cash flows, which was consistent with the risks of the project. In estimating future cash flows, management considered other tangible and intangible assets required for successful exploitation of the technology resulting from the purchased IPR&D project and adjusted future cash flows for a charge reflecting the contribution to value of these assets. The value assigned to purchased IPR&D was the amount attributable to the efforts of Wyntek up to the time of acquisition.

        In the allocation of purchase price to IPR&D, the concept of alternative future use was specifically considered for the program under development. The acquired IPR&D consists of Wyntek's work to complete the program. There are no alternative uses for the in-process program in the event that the program fails in clinical trials or is otherwise not feasible. The development effort for the acquired IPR&D does not possess an alternative future use for us as defined by accounting principles generally accepted in the U.S. Consequently, in accordance with accounting principles generally accepted in the U.S., the amount allocated to IPR&D was charged as an expense for the year ended December 31, 2001. We are amortizing the remaining acquired intangible assets arising from the acquisition on a straight-line basis over their estimated lives, which range from 5 years to 10 years.

        As of December 31, 2002, the technological feasibility of the acquired program had not been reached and no significant departures from the assumptions included in the valuation analysis had occurred. We expect to commercialize this product in early 2004.

Genzyme Development Partners, L.P.

        In January 2001, we acquired the outstanding Class A limited partnership interests in GDP for an aggregate of $25.7 million in cash plus royalties payable over ten years on sales of certain Sepra products. In August 2001, we purchased the remaining outstanding GDP limited partnership interests, consisting of two Class B interests, for an aggregate of $180,000 plus additional royalties payable over ten years on sales of certain Sepra products. We accounted for the acquisitions as purchases and allocated them to Genzyme Biosurgery. Accordingly, we include the results of operations of GDP in our consolidated financial statements and the combined financial statements of Genzyme Biosurgery from January 9, 2001, the date of acquisition of Class A interests.

        We allocated the purchase prices to the fair value of the intangible assets acquired as follows (amounts in thousands):

Total
Patents (to be amortized over 8 years)	$5,909
Trademarks (to be amortized over 10 years)	2,755
Technology (to be amortized over 10 years)	8,827
Goodwill	8,414

Total	$25,905

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Biomatrix

        In December 2000, we completed the acquisition of Biomatrix. Concurrent with the acquisition, we created Genzyme Biosurgery as a new division. We reallocated the businesses of two of our operating divisions—Genzyme Surgical Products and Genzyme Tissue Repair—to Genzyme Biosurgery and allocated the acquired businesses of Biomatrix to Genzyme Biosurgery. As a result of this transaction, we amended our charter to create Biosurgery Stock and eliminated Surgical Products Stock and Tissue Repair Stock. Each outstanding share of, and option to purchase, Surgical Product Stock was converted into the right to receive 0.6060 of a share of, or option to purchase, Biosurgery Stock and each outstanding share of, or option to purchase, Tissue Repair Stock was converted into the right to receive 0.3352 of a share of, or option to purchase, Biosurgery Stock.

        We accounted for the acquisition as a purchase and accordingly, the results of operations of Biomatrix are included in our consolidated financial statements and the combined financial statements of Genzyme Biosurgery from December 18, 2000, the date of acquisition.

        The purchase price and the allocation of the purchase price to the fair value of the acquired tangible and intangible assets and liabilities is as follows (amounts in thousands):

Cash paid	$252,421
Issuance of 17.5 million shares of Biosurgery Stock.	206,522
Issuance of options and warrants to purchase 1.7 million shares of
Biosurgery Stock	11,373
Acquisition costs	12,087

Total purchase price.	$482,403

Cash and cash equivalents	$56,137
Current assets	37,639
Property, plant & equipment	39,504
Intangible assets (to be amortized straight-line over 1.5 to 11 years)	284,854
Goodwill	114,759
In-process research and development	82,143
Deferred tax asset	922
Deferred compensation	66
Assumed liabilities	(31,347)
Liabilities for exit activities and integration	(8,216)
Notes receivable from stockholders	14,760
Deferred tax liability	(108,818)

Allocated purchase price	$482,403

        The approximately 17.5 million shares of Biosurgery Stock issued in exchange for all of the outstanding shares of Biomatrix common stock were valued using the combined five day average closing prices of Surgical Products Stock and Tissue Repair Stock, divided by the applicable exchange ratios. Options and warrants to purchase approximately 1.7 million shares of Biosurgery Stock, issued in exchange for options and warrants to purchase Biomatrix common stock were valued at $11.4 million

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using the Black-Scholes model. The intrinsic value of the portion of the unvested options related to the future service period was de minimis.

        Prior to the acquisition, Biomatrix sold 744,000 shares of its common stock to certain of its employees, directors and consultants in exchange for ten-year, full recourse promissory notes. The notes accrue interest at rates ranging from 5.30% to 7.18% and mature at various dates from May 2007 through September 2009, upon which all outstanding principal and accrued interest becomes payable. As a result of the acquisition, these shares were converted into 532,853 shares of Biosurgery Stock and we recorded $14.8 million of outstanding principal and accrued interest to stockholders' equity because the notes were received in exchange for the issuance of stock.

        At the date of acquisition, we began to formulate plans for certain exit and integration activities, including workforce reductions and the closure of Biomatrix's Canadian facility. Accordingly, we recorded liabilities of $6.7 million for severance and related integration costs and assigned to Biomatrix's Canadian facility a value equal to the amount we estimated that we would obtain upon disposal or sale. In 2002 and 2001, we recorded adjustments to and charges against the restructuring reserve as follows (amounts in thousands):

Liabilities for exit activities and integration recorded at acquisition	$6,716
Payments in 2000	(746)

Balance at December 31, 2000	5,970

Additional reserve recorded in 2001	1,500
Payments in 2001	(5,891)

Balance at December 31, 2001	1,579

Payments in 2002	(1,674)
Revision of estimate	95

Balance at December 31, 2002	$—

        In October 2001, we completed the sale of the Canadian facility for net proceeds of approximately $1.0 million, which we allocated to Genzyme Biosurgery. We adjusted the allocated fair value of the Canadian facility to equate to the proceeds of the disposal.

        As of December 31, 2002, the restructuring was complete and a total of $8.3 million of costs had been charged for exit activity and integration costs.

        In connection with the purchase of Biomatrix, we allocated approximately $82.1 million of the purchase price to IPR&D. In accordance with accounting principles generally accepted in the U.S., the amount allocated to IPR&D was charged to expense in our consolidated financial statements and the combined financial statements of Genzyme Biosurgery for the year ended December 31, 2000.

        Our management is responsible for determining the fair value of the acquired IPR&D. The fair value assigned to purchased IPR&D was estimated by discounting, to present value, the cash flows expected to result from each project once it has reached technological feasibility. A 38% discount rate was used which is consistent with the risks of each project. In estimating future cash flows, management considered other tangible and intangible assets, including core technology, required for successful exploitation of the technology resulting from each purchased IPR&D project and adjusted future cash

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flows for a charge reflecting the contribution to value of these assets. The value assigned to purchased research and development was the amount attributable to the efforts of Biomatrix up to the time of acquisition. This amount was estimated through application of the "stage of completion" calculation, which involves multiplying total estimated revenue for IPR&D by the percentage of completion of each purchased research and development project at the time of acquisition.

        The significant assumptions underlying the valuations included potential revenues, costs of completion, the timing of product approvals and the selection of appropriate probability of success and discount rate. None of Biomatrix's IPR&D projects had reached technological feasibility at the date of acquisition nor did they have any alternative future use. Consequently, in accordance with accounting principles generally accepted in the U.S., the amount allocated to IPR&D was charged as an expense in our consolidated financial statements and in the combined financial statements of Genzyme Biosurgery for the year ended December 31, 2000. Genzyme Biosurgery is amortizing the remaining acquired intangible assets arising from the acquisition on a straight-line basis over their estimated lives, which range from 1.5 years to 11 years. As of December 31, 2002, except for our viscosupplementation product for the hip launched in Europe in 2002, the technological feasibility of the acquired programs and technology platforms had not been reached and no significant departures from the assumptions included in the valuation analysis had occurred.

GelTex

        In December 2000, we acquired GelTex. We accounted for the acquisition as a purchase and allocated it to Genzyme General. Accordingly, the results of operations of GelTex are included in our consolidated financial statements and the combined financial statements of Genzyme General from the date of acquisition.

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        The purchase price and the allocation of the purchase price to the fair value of the acquired tangible and intangible assets and liabilities is as follows (amounts in thousands):

Cash paid	$515,151
Issuance of 15.8 million shares of Genzyme General Stock.	491,181
Issuance of options and warrants to purchase 3.2 million shares of Genzyme General Stock	62,882
Existing equity investment in GelTex	2,500
Acquisition costs	4,321

Total purchase price	$1,076,035

Cash and cash equivalents	$67,656
Short-term investments	75,338
Prepaid expenses and other assets	24,669
Inventory	8,156
Property, plant & equipment	45,477
Intangible assets (to be amortized straight-line over 5 to 15 years)	465,109
Goodwill	452,544
In-process research and development	118,048
Deferred tax asset	35,016
Deferred compensation	10,206
Assumed liabilities	(47,789)
Deferred tax liability	(178,395)

Allocated purchase price	$1,076,035

        The 15.8 million shares of Genzyme General Stock issued in exchange for all of the outstanding shares of GelTex common stock were valued at $491.2 million using the average trading price of Genzyme General Stock over three days before and after the September 11, 2000 announcement of the merger. Options and warrants to purchase approximately 3.2 million shares of Genzyme General Stock were valued at $62.9 million using the Black-Scholes model. In accordance with FIN 44, the intrinsic value of the portion of the unvested options related to the future service period of $10.2 million has been allocated to deferred compensation in stockholders' equity. The unvested portion was amortized to operating expense over the remaining vesting period of approximately one year, which concluded in December 2001.

        As part of the acquisition of GelTex, we acquired all of GelTex's interest in RenaGel LLC, our joint venture with GelTex. Prior to the acquisition of GelTex, we accounted for the investment in RenaGel LLC under the equity method. Because we already owned a 50% interest in RenaGel LLC, the assets of RenaGel LLC were adjusted to fair value only to the extent of the 50% interest we acquired.

        In connection with the purchase of GelTex, Genzyme General allocated approximately $118.0 million of the purchase price to IPR&D. Our management is responsible for determining the fair value of the acquired IPR&D. The fair value assigned to purchased IPR&D was estimated by discounting, to present value, the cash flows expected to result from each project once it has reached

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technological feasibility. The discount rates used were consistent with the risks of each project, and ranged from 35% to 40%. In estimating future cash flows, management considered other tangible and intangible assets, including core technology, required for successful exploitation of the technology resulting from each purchased IPR&D project and adjusted future cash flows for a charge reflecting the contribution to value of these assets. The value assigned to purchased research and development was the amount attributable to the efforts of GelTex up to the time of acquisition. This amount was estimated through application of the "stage of completion" calculation, which calculation involves multiplying total estimated revenue for IPR&D by the percentage of completion of each purchased research and development project at the time of acquisition.

        The significant assumptions underlying the valuations included potential revenues, costs of completion, the timing of product approvals and the selection of appropriate probability of success and discount rate. None of the GelTex IPR&D projects had reached technological feasibility at the date of acquisition nor did they have any alternative future use. Consequently, in accordance with accounting principles generally accepted in the U.S., the amount allocated to IPR&D was charged as an expense in our consolidated financial statements and the combined financial statements of Genzyme General for the year ended December 31, 2000. We are amortizing the remaining acquired intangible assets arising from the acquisition on a straight-line basis over their estimated lives, which range from 5 years to 15 years. As of December 31, 2002, the technological feasibility of the acquired projects had not been reached and no significant departures from the assumptions included in the valuation analysis had occurred.

        Except for our viscosupplementation product for the hip launched in Europe in 2002, substantial additional research and development will be required prior to any of our acquired IPR&D programs and technology platforms reaching technical feasibility. In addition, once research is completed, each product will need to complete a series of clinical trials and receive FDA or other regulatory approvals prior to commercialization. Our current estimates of the time and investment required to develop these products and technologies may change depending on the different applications that we may choose to pursue and on the results of preclinical and clinical studies. We cannot give you assurances that any of these programs will ever reach feasibility or develop into products that can be marketed profitably. In addition, we cannot guarantee that we will be able to develop and commercialize products before our competitors develop and commercialize products for the same indications. If products based on our acquired IPR&D programs and technology platforms do not become commercially viable, our results of operations could be materially affected.

Unaudited Pro Forma Financial Summary

        The following unaudited pro forma financial summary is presented as if the acquisitions of Novazyme, Wyntek, Focal, GelTex and Biomatrix were completed as of January 1, 2001 and 2000. The unaudited pro forma combined results are not necessarily indicative of the actual results that would have occurred had the acquisitions been consummated at these dates, or of the future operations of the combined entities. Material nonrecurring charges related to these acquisitions, such as acquired IPR&D charges of $86.8 million resulting from the acquisition of Novazyme, $8.8 million resulting from the acquisition of Wyntek, $118.0 million resulting from the acquisition of GelTex and $82.1 million

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resulting from the acquisition of Biomatrix are not reflected in the following unaudited pro forma financial summary:

	For the Years Ended December 31,
	2001	2000
	(Amounts in thousands, except per share amounts)
Total revenues	$1,232,190	$1,039,771
Income (loss) before cumulative effect of change in accounting for derivative financial instruments	(44,168)	2,154
Cumulative effect of change in accounting for derivative financial instruments, net of tax	4,167	—

Net income (loss)	(40,001)	2,154
Net income allocated to Genzyme General Stock:
Net income allocated to Genzyme General Stock before cumulative effect of change in accounting for derivative financial instruments	$120,009	$153,825
Cumulative effect of change in accounting for derivative financial instruments	4,167	—

Net income allocated to Genzyme General Stock	$124,176	$153,825

Net income per share allocated to Genzyme General Stock:
Basic:
Net income per share before cumulative effect of change in accounting for derivative financial instruments	$0.59	$0.81
Per share cumulative effect of change in accounting for derivative financial instruments, net of tax	0.02	—

Net income per share allocated to Genzyme General Stock	$0.61	$0.81

Diluted
Net income per share before cumulative effect of change in accounting for derivative financial instruments principle	$0.56	$0.76
Per share cumulative effect of change in accounting for derivative financial instruments, net of tax	0.02	—

Net income per share allocated to Genzyme General Stock	$0.58	$0.76

Weighted average shares outstanding:
Basic	204,107	190,597

Diluted	213,234	215,049

Net loss allocated to Biosurgery Stock—basic and diluted	$(134,459)	$(129,045)

Net loss per share allocated to Biosurgery Stock—basic and diluted	$(3.52)	$(3.36)

Weighted average shares outstanding—basic and diluted	39,019	38,438

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NOTE D. DISPOSITION OF ASSETS

Snowden-Pencer Products

        In November 2001, we sold our Snowden-Pencer line of surgical instruments, consisting of reusable surgical instruments for open and endoscopic surgery, including general, plastic, gynecological and open cardiovascular surgery, for $15.9 million in net cash, which was allocated to Genzyme Biosurgery. The purchaser acquired all of the assets directly associated with Snowden-Pencer products, and is subleasing from us a manufacturing facility that we lease in Tucker, Georgia. The assets sold had a net carrying value of approximately $41 million at the time of the sale. We recorded a loss of $25.0 million in our consolidated financial statements and in the combined financial statements of Genzyme Biosurgery in connection with this sale. We also recorded a related tax benefit of $4.7 million in our consolidated financial statements.

ATIII LLC

        In July 2001, we transferred our 50% ownership interest in ATIII LLC, to GTC. In exchange for our interest in the joint venture, we will receive a royalty on worldwide net sales (excluding Asia) of any of GTC's products based on ATIII beginning three years after the first commercial sale of each such product; up to a cumulative maximum amount of $30.0 million. We will allocate any royalty amounts that we receive to Genzyme General. Prior to the transfer, we consolidated the results of ATIII LLC, and allocated it to Genzyme General, because we had control of ATIII LLC through our combined, direct and indirect ownership interest in the joint venture.

NOTE E. DERIVATIVE FINANCIAL INSTRUMENTS

        We use an interest rate swap to mitigate the risk associated with a floating rate lease obligation, and have designated the swap as a cash flow hedge. The notional amount of this swap at December 31, 2002 was $25.0 million. Because the critical terms of the swap agreement correspond to the related lease obligation, there were no amounts of hedge ineffectiveness during 2002. No gains or losses were excluded from the assessment of hedge effectiveness. We record the differential to be paid or received on the swap as incremental interest expense. The fair value of the swap at December 31, 2002, representing the cash requirements to settle the agreement, was a loss of approximately $(3.9) million.

        We periodically enter foreign currency forward contracts, all of which have durations of three months. These contracts have not been designated as hedges and, accordingly, unrealized gains or losses on these contracts are reported in current earnings. The notional settlement amount of foreign currency forward contracts outstanding at December 31, 2002 was $46.2 million. At December 31, 2002, these contracts had a fair value of $2.3 million, representing an unrealized loss. This amount has been recorded in our consolidated statement of operations and the combined statement of operations for Genzyme General for the year ended December 31, 2002 and in accrued expenses in our consolidated balance sheet and the combined balance sheet of Genzyme General as of December 31, 2002.

        For the year ended December 31, 2002, we recorded a pre-tax charge of $2.1 million in other expense to reflect the change in value of our warrants to purchase shares of GTC common stock from January 1, 2002 to December 31, 2002. We also recorded a pre-tax charge of $1.6 million in other comprehensive income for the year ended December 31, 2002 to reflect the change in value of our interest rate swap contract during the period, net of tax.

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        In the normal course of business, we manage risks associated with foreign exchange rates, interest rates and equity prices through a variety of strategies, including the use of hedging transactions, executed in accordance with our management and accounting policies. As a matter of policy, we do not use derivative instruments unless there is an underlying exposure. We do not use derivative instruments for trading or speculative purposes.

NOTE F. ACCOUNTS RECEIVABLE

        Our trade receivables primarily represent amounts due from distributors, healthcare service providers, and companies and institutions engaged in research, development or production of pharmaceutical and biopharmaceutical products. We perform credit evaluations of our customers on an ongoing basis and generally do not require collateral. We state accounts receivable at fair value after reflecting an allowance for doubtful accounts. This allowance was $18.9 million at December 31, 2002 and $14.2 million at December 31, 2001.

NOTE G. INVENTORIES

	December 31,
	2002	2001
	(Amounts in thousands)
Raw materials	$45,751	$52,586
Work-in-process	77,274	64,925
Finished products	115,784	53,898

Total	$238,809	$171,409

        We capitalize inventory produced for commercial sale, which may result in the capitalization of inventory that has not been approved for sale. If a product is not approved for sale, it would likely result in the write-off of the inventory and a charge to earnings. At December 31, 2002, our total inventories include $7.5 million of inventory for products that have not yet been approved for sale. In addition, at December 31, 2002, a joint venture in which we have a 50% ownership interest has $17.3 million of inventory for a product that has not yet been approved for sale, of which $8.6 million represents our portion of the unapproved inventory of the joint venture.

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NOTE H. PROPERTY, PLANT AND EQUIPMENT

	December 31,
	2002	2001
	(Amounts in thousands)
Plant and equipment	$409,371	$317,707
Land and buildings	385,294	303,691
Leasehold improvements	122,707	122,800
Furniture and fixtures	29,661	23,139
Construction-in-progress	200,122	150,918

	1,147,155	918,255
Less accumulated depreciation	(344,707)	(282,941)

Property, plant and equipment, net	$802,448	$635,314

        Our depreciation expense was $62.5 million in 2002, $56.7 million in 2001 and $33.6 million in 2000.

        We capitalize costs we have incurred in validating the manufacturing process for products which have reached technological feasibility. As of December 31, 2002, capitalized validation costs, net of accumulated depreciation, were $15.3 million. We have capitalized the following amounts of interest costs incurred in financing the construction of our manufacturing facilities:

For the Years Ended December 31,
2002	2001	2000
$4.5 million	$4.2 million	$2.2 million

        The estimated cost to complete the assets under construction as of December 31, 2002 is $271.5 million.

        During 2001, we began constructing a recombinant protein manufacturing facility adjacent to our existing facilities in Framingham, Massachusetts, which we allocated to Genzyme General. During the quarter ended December 31, 2001, we suspended development of this site in favor of developing the manufacturing site we acquired from Pharming N.V. in Geel, Belgium and allocated to Genzyme General. Throughout 2002, we considered various alternative plans for use of the Framingham manufacturing facility, including contract manufacturing arrangements, and whether the $16.8 million of capitalized engineering and design costs for this facility would be applicable to the future development at this site. In December 2002, due to a change in our plans for future manufacturing capacity requirements, we determined that we would not proceed with construction of the Framingham facility for the foreseeable future. As a result, we recorded a charge in the fourth quarter of 2002 to write off $14.0 million of capitalized engineering and design costs that were specific to the Framingham facility. We allocated this charge to Genzyme General. The remaining $2.8 million of capitalized engineering and design costs were used in the construction of the Belgium manufacturing facility and, accordingly, have been reallocated as a capitalized cost of that facility.

        In 1997, we temporarily suspended bulk production of HA at our bulk HA manufacturing facility in Haverhill, England, because we determined that we had sufficient quantities of HA on hand to meet the demand for our Sepra products for the near term. In the first quarter of 2002, we began a capital

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expansion program to build HA manufacturing capacity at one of our existing manufacturing facilities in Framingham, Massachusetts. During the third quarter of 2002, we determined that we had sufficient inventory levels to meet demand until the Framingham facility is completed and validated, which is estimated to be within one year. In connection with this assessment, at September 30, 2002, we concluded that we no longer require the manufacturing capacity at the HA plant in England and recorded an impairment charge of approximately $9.0 million in our consolidated statements of operations and the combined statements of operations of Genzyme Biosurgery to write off the assets at the England facility.

        In 2000, we recorded a $4.3 million charge for the write-off of abandoned equipment at our Springfield Mills manufacturing facility located in England. The write-off of equipment was related to the Sepra product line and did not have other alternative uses. We allocated this charge to Genzyme Biosurgery.

NOTE I. GOODWILL AND OTHER INTANGIBLE ASSETS

        In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that ratable amortization of goodwill and certain intangible assets be replaced with periodic tests of the goodwill's impairment and that other intangible assets be amortized over their useful lives unless these lives are determined to be indefinite. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001, and thus has been adopted by us effective at the beginning of fiscal year 2002.

  Goodwill

        Effective January 1, 2002, in accordance with the provisions of SFAS No. 142, we ceased amortizing goodwill. At January 1, 2002, our gross goodwill totaled $799.5 million, including $4.3 million of acquired workforce intangible assets previously classified as other intangible assets at December 31, 2001, net of related deferred tax liabilities, of which $1.6 million was allocated to our Therapeutics reporting segment, $0.8 million was allocated to our Diagnostics/Genetics reporting segment and $1.8 million was allocated to Genzyme Biosurgery and our Biosurgery reporting segment.

        In November 2001, we sold our Snowden-Pencer® line of surgical instruments, a component of Genzyme Biosurgery and our Biosurgery reporting segment, and recorded a loss of $25.0 million, which we allocated to Genzyme Biosurgery. Our subsequent test of the remaining long-lived assets related to the remaining products of our surgical instruments and medical devices business line, which make up the majority of Biosurgery's cardiac devices reporting unit, under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," did not indicate an impairment based on the undiscounted cash flows of the business. However, the impairment analysis indicated that the goodwill allocated to Biosurgery's cardiac devices reporting unit would be impaired if the analysis was done using discounted cash flows, as required by SFAS No. 142. Therefore, in the three months ended March 31, 2002, upon adoption of SFAS No. 142, we tested the goodwill of Biosurgery's cardiac devices reporting unit in accordance with the transitional provisions of that standard, using the present value of expected future cash flows to estimate the fair value of this reporting unit. We recorded an impairment charge of $98.3 million, which we reflected as a cumulative effect of a change in accounting for goodwill in our consolidated statements of operations and the combined statements of operations for Genzyme Biosurgery in March 2002.

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        The following table contains the changes in our net goodwill during the year ended December 31, 2002 (amounts in thousands):

	As of December 31, 2001	Adjustments	Impairment	As of December 31, 2002
Goodwill(1):
Renal	$82,508	$(31)	$—	$82,477
Therapeutics(2)	387,213	(6,359)	—	380,854
Biosurgery(3,4)	236,621	(491)	(113,859)	122,271
Diagnostics/Genetics(5)	85,291	789	—	86,080
Other	3,598	171	—	3,769

Total	795,231	(5,921)	(113,859)	675,451
Accumulated amortization	(97,809)	(1,156)	15,589	(83,376)

Goodwill, net	$697,422	$(7,077)	$(98,270)	$592,075

(1)
Effective July 1, 2003, in connection with the elimination of our tracking stock structure and associated changes in how we will review our business going forward, we revised our reportable segments. Diagnostics/Genetics now includes the goodwill related to our genetic testing business, formerly included in Other. We have conformed the 2002, 2001 and 2000 segment disclosures for goodwill to the 2003 segment presentation. The full disclosure of the revisions to our reportable segments is included in Note R., "Segment Information" below.

(2)
Adjustments for our Therapeutics reporting segment include:

•
$(8.8) million resulting from an adjustment to the value assigned to the deferred tax assets and liabilities recorded in connection with our acquisition of GelTex;

•
$1.6 million of workforce intangible assets previously classified as other intangible assets, net of related deferred tax benefits, resulting from our acquisition of GelTex reclassified as required by SFAS No. 142;

•
$1.3 million resulting from an adjustment to value assigned to the deferred tax assets recorded in connection with our acquisition of Novazyme; and

•
a $(0.5) million net decrease in goodwill resulting primarily from the reversal of $(1.3) million of excess integration and exit activity costs accruals related to our acquisition of Novazyme.

(3)
Adjustments for our Biosurgery reporting segment include:

•
workforce intangible assets previously classified as other intangible assets, net of related deferred tax benefits, of $1.4 million resulting from our acquisition of Biomatrix and $0.4 million resulting from our acquisition of Focal reclassified as required by SFAS No. 142; and

•
$(2.3) million resulting from a reclassification adjustment related to our acquisition of Biomatrix.

(4)
Impairment for our Biosurgery reporting segment represents the impairment charge we recorded in March 2002, in accordance with the transitional provisions of SFAS No. 142, related to the goodwill allocated to Biosurgery's cardiac devices reporting unit.

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(5)
Adjustments for our Diagnostics/Genetics reporting segment represent workforce intangible assets previously classified as other intangible assets, net of related deferred tax benefits, resulting from our acquisition of Wyntek, reclassified as required by SFAS No. 142.

  Other Intangible Assets

        The following table contains information on our other intangible assets for the periods presented (amounts in thousands):

	As of December 31, 2002			As of December 31, 2001
	Gross Purchased Intangible Assets	Accumulated Amortization	Net Purchased Intangible Assets	Gross Purchased Intangible Assets	Accumulated Amortization	Net Purchased Intangible Assets
Technology	$551,836	$(88,222)	$463,614	$551,743	$(44,253)	$507,490
Patents	196,997	(37,014)	159,983	196,968	(21,804)	175,164
Trademarks	91,754	(15,945)	75,809	91,754	(9,960)	81,794
License fees	26,862	(7,261)	19,601	25,460	(5,371)	20,089
Distribution agreements	13,950	(3,550)	10,400	13,950	(1,807)	12,143
Customer lists	12,369	(8,076)	4,293	12,369	(7,244)	5,125
Other	8,197	(7,419)	778	14,078	(6,659)	7,419

Total	$901,965	$(167,487)	$734,478	$906,322	$(97,098)	$809,224

        All of our other intangible assets are amortized over their estimated useful lives which range between 1.5 years to 40 years. Total amortization expense for our other intangible assets was:

  •
  $71.5 million for the year ended December 31, 2002;

  •
  $69.8 million for the year ended December 31, 2001; and

  •
  $11.9 million for the year ended December 31, 2000.

Amortization expense for each year presented includes $1.2 million related to the amortization of a non-compete agreement which is charged to cost of products sold. Amortization expense for the year ended December 31, 2001 excludes the expense related to the amortization of goodwill.

        The estimated future amortization expense for other intangible assets for the five succeeding fiscal years is as follows (amounts in thousands):

Year Ended December 31,	Estimated Amortization Expense
2003	$70,142
2004	69,725
2005	69,205
2006	66,703
2007	66,633

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  Adjusted Net Income (Loss)

        The following tables present the impact SFAS No. 142 would have had on our amortization of intangibles expense and net income (loss) had the standard been in effect for the years ended December 31, 2001 and 2000 (amounts in thousands, except per share amounts):

	Year Ended December 31, 2001			Year Ended December 31, 2000
	As Reported	Goodwill Amortization Adjustment	As Adjusted	As Reported	Goodwill Amortization Adjustment	As Adjusted
Amortization of intangibles	$121,124	$(52,541)	$68,583	$22,974	$(12,259)	$10,715

Net income (loss) before cumulative effect of change in accounting for derivative financial instruments	$(116,323)	$52,541	$(63,782)	$(62,940)	$12,259	$(50,681)
Cumulative effect of change in accounting for derivative financial instruments, net of tax	4,167	—	4,167	—	—	—

Net income (loss)	$(112,156)	$52,541	$(59,615)	$(62,940)	$12,259	$(50,681)

Net income allocated to Genzyme General Stock:
Net income allocated to Genzyme General Stock before cumulative effect of change in accounting for derivative financial instruments	$40,376	$37,020	$77,396	$121,455	$6,608	$128,063
Cumulative effect of change in accounting for derivative financial instruments, net of tax	4,167	—	4,167	—	—	—

Net income allocated to Genzyme General Stock	$44,543	$37,020	$81,563	$121,455	$6,608	$128,063

Net income per share of Genzyme General Stock
Basic:
Net income per share before cumulative effect of change in accounting for derivative financial instruments	$0.20	$0.18	$0.38	$0.71	$0.03	$0.74
Per share cumulative effect of change in accounting for derivative financial instruments, net of tax	0.02	—	0.02	—	—	—

Net income per share allocated to Genzyme General Stock	$0.22	$0.18	$0.40	$0.71	$0.03	$0.74

Diluted:
Net income per share before cumulative effect of change in accounting for derivative financial instruments	$0.19	$0.18	$0.37	$0.68	$0.03	$0.71
Per share cumulative effect of change in accounting for derivative financial instruments, net of tax	0.02	—	0.02	—	—	—

Net income per share allocated to Genzyme General Stock	$0.21	$0.18	$0.39	$0.68	$0.03	$0.71

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Net income (loss) allocated to Biosurgery Stock	$(126,981)	$15,521	$(111,460)	$(87,188)	$555	$(86,633)

Net income (loss) per share of
Biosurgery Stock—basic and diluted	$(3.34)	$0.41	$(2.93)	$(2.40)	$0.02	$(2.38)

Net income (loss) allocated to Molecular Oncology Stock	$(29,718)	$—	$(29,718)	$(23,096)	$2,227	$(20,869)

Net income (loss) per share of Molecular Oncology Stock—basic and diluted	$(1.82)	$—	$(1.82)	$(1.60)	$0.16	$(1.44)

Net income (loss) allocated to Surgical Products Stock				$(54,748)	$3,339	$(51,409)

Net income (loss) per share of Surgical Products Stock—basic and diluted				$(3.67)	$0.22	$(3.45)

Net loss allocated to Tissue Repair Stock				$(19,833)	$—	$(19,833)

Net loss per share of Tissue Repair Stock—basic and diluted				$(0.69)	$—	$(0.69)

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NOTE J. INVESTMENTS IN MARKETABLE SECURITIES AND STRATEGIC EQUITY INVESTMENTS

Marketable Securities

	December 31,
	2002		2001
	Cost	Market Value	Cost	Market Value
	(Amounts in thousands)
Cash equivalents(1):
Corporate notes	$—	$—	$1,550	$1,552
U.S. Governmental agencies	2,002	2,002	22,646	22,720
Money market fund	125,266	125,266	149,233	149,233

	$127,268	$127,268	$173,429	$173,505

Short-term:
Corporate notes(2)	$73,186	$74,434	$47,221	$47,921
U.S. Governmental agencies	26,455	26,751	16,084	16,464
Non U.S. Governmental agencies	4,718	4,807	1,042	1,066
U.S. Treasury notes	—	—	1,005	1,030

	$104,359	$105,992	$65,352	$66,481

Long-term:
Corporate notes(2)	$480,144	$498,869	$509,560	$521,519
U.S. Governmental agencies	129,901	134,833	156,282	157,526
Non U.S. Governmental agencies	25,586	26,571	36,397	36,929
U.S. Treasury notes	20,862	21,928	89,611	91,792

	$656,493	$682,201	$791,850	$807,766

Total cash equivalents, short- and long-term investments	$888,120	$915,461	$1,030,631	$1,047,752

Investments in equity securities	$52,954	$42,945	$50,347	$88,686

(1)
Cash equivalents are included as part of cash and cash equivalents on our balance sheets.

(2)
Short-term corporate notes includes $4.5 million of long-term corporate notes, allocated to Genzyme Molecular Oncology that mature in more than one year because Genzyme Molecular Oncology will need to utilize these investments within the next twelve months to fund its operating activities.

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        The following table contains information regarding the range of contractual maturities of our investments in debt securities:

	December 31,
	2002		2001
	Cost	Market Value	Cost	Market Value
	(Amounts in thousands)
Within 1 year	$227,133	$228,721	$238,781	$239,986
1-2 years(1)	163,997	169,465	202,071	206,705
2-10 years(1)	496,990	517,275	589,779	601,061

	$888,120	$915,461	$1,030,631	$1,047,752

(1)
$4.5 million of long-term corporate notes, allocated to Genzyme Molecular Oncology, are classified as short-term investments as of December 31, 2002 because Genzyme Molecular Oncology will need to utilize these investments within the next twelve months to fund operating activities.

Realized and Unrealized Gains and Losses on Marketable Securities and Investments in Equity Securities

        In December 2002, we recorded the following impairment charges because we considered the decline in value of these strategic equity investments to be other than temporary:

  •
  $9.2 in connection with our investment in the common stock of GTC;

  •
  $3.4 million in connection with our investment in the ordinary shares of Cambridge Antibody Technology Group;

  •
  $2.0 million in connection with our investment in the common stock of Dyax; and

  •
  $0.8 million in connection with our investment in the common stock of Targeted Genetics.

        Given the significance and duration of the declines as of the end of 2002, we concluded that it was unclear over what period the recovery of the stock price for each of these investments would take place and, accordingly, that any evidence suggesting that the investments would recover to at least our purchase price was not sufficient to overcome the presumption that the current market price was the best indicator of the value of each of these investments. At December 31, 2002, our stockholders' equity includes unrealized losses of approximately $10.0 million, related to the other strategic equity investments in equity securities allocated to Genzyme General.

        Offsetting these impairment charges we recorded and allocated to Genzyme General, are net realized gains of $0.9 million from the sale of investments in equity securities for the year ended December 31, 2002.

        We recorded charges of $11.8 million in 2001 in connection with our investment in the ordinary shares of Cambridge Antibody Technology Group and $4.5 million in connection with our investment in the common stock of Targeted Genetics. We allocate these investments to Genzyme General.

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        In August 2001, Pharming Group filed for receivership in order to seek protection from its creditors. In 2001, we recorded a charge of $8.5 million, representing an at-cost write-down of our investment in Pharming Group common stock. We allocate this investment to Genzyme General.

        In April 2001, Antigenics announced that it had entered into a definitive merger agreement with Aronex. The merger was completed in July 2001. Under the terms of the merger agreement, we received 0.0594 of a share of Antigenics common stock for each share of Aronex common stock that we held. As a result of this merger, we recorded a $1.2 million charge to reflect the fair market value of our investment in Aronex at June 30, 2001. We allocate this investment to Genzyme General.

        During 2000, we recorded gains of $16.4 million resulting from sales of portions of our investment in GTC common stock. We also recognized a $7.6 million gain resulting from the acquisition of Celtrix Pharmaceuticals, Inc. by Insmed Pharmaceuticals, Inc. in which our shares of Celtrix common stock were exchanged on a 1-for-1 basis for shares of Insmed common stock. The tax effect of these gains was offset by the reversal of a $1.9 million valuation allowance related to previously recognized capital losses. We allocate these investments to Genzyme General.

        In 2000, we determined that our investment in the common stock of Focal, Inc., which we allocated to Genzyme Biosurgery, was impaired. As a result, we recorded a charge to operations of $7.3 million in 2000, which we allocated to Genzyme Biosurgery.

        We record gross unrealized holding gains and losses related to our investments in marketable securities and strategic equity investments, to the extent they are determined to be temporary, in stockholders' equity. The following table sets forth the amounts recorded:

	December 31,
	2002	2001
Unrealized holding gains	$27.4 million	$56.2 million
Unrealized holding losses	$10.1 million	$0.6 million

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        We allocate strategic investments in equity securities of unconsolidated entities to our operating divisions. All of the investments included in the following table are allocated to Genzyme General:

	December 31, 2002
	Adjusted Cost	Market Value	Unrealized Gain/(Loss)
	(Amounts in thousands)
Abiomed, Inc.	$15,804	$8,400	$(7,404)
BioMarin Pharmaceutical Inc.	18,000	14,823	(3,177)
Cambridge Antibody Technology Group plc(1,2)	2,910	2,910	—
Dyax Corporation(2)	991	991	—
GTC(2)	5,811	5,811	—
Healthcare Ventures V., L.P.	2,121	2,121	—
Oxford Bioscience Partners IV, L.P	1,250	1,250	—
MPM BioVentures III—QP, L.P.	500	500	—
Pharming Group, N.V.(1)	—	572	572
ProQuest Investments II, L.P.	1,861	1,861	—
Targeted Genetics Corporation(2)	206	206	—
ViaCell, Inc.	3,500	3,500	—

Total at December 31, 2002	$52,954	$42,945	$(10,009)

	December 31, 2001
	Adjusted Cost	Market Value	Unrealized Gain/(Loss)
	(Amounts in thousands)
Total at December 31, 2001	$50,347	$88,686	$38,339

(1)
Our investment in Cambridge Antibody Technology Group is denominated in British pounds sterling and our investment in Pharming Group is denominated in Euros. We translated these investments into U.S. dollars at the current exchange rates for each of these currencies on December 31, 2002.

(2)
In December 2002, we recorded impairment charges because we considered the decline in value of these investments to be other than temporary.

GTC

        On April 4, 2002, GTC purchased approximately 2.8 million shares of GTC common stock held by us and allocated to Genzyme General for an aggregate consideration of approximately $9.6 million. We received approximately $4.8 million in cash and a promissory note for the remaining amount of approximately $4.8 million, which we have recorded as a note receivable—related party in our consolidated balance sheet and the combined balance sheet of Genzyme General for the year ended December 31, 2002. The shares of GTC common stock were valued at $3.385 per share in this transaction, using the simple average of the high and low transaction prices quoted on the Nasdaq National Market on April 1, 2002. We have committed to a 24-month lock-up provision on the

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remaining 4.9 million shares of GTC common stock held by us and allocated to Genzyme General, which is approximately 18% of the shares of GTC common stock outstanding as of December 31, 2002. We accounted for our investment in GTC under the equity method of accounting until May 2002, at which point our ownership interest and board representation was reduced below 20% and we did not have any other factors of significant influence. Accordingly, we ceased to have significant influence over GTC and we began accounting for our investment in GTC under the cost method of accounting in June 2002.

        We hold warrants to purchase up to 288,000 shares of GTC common stock at an exercise price of $4.875 per share and warrants to purchase 145,000 shares of GTC common stock at an exercise price of $2.84375 per share. Both GTC warrants are currently exercisable for the underlying shares of GTC common stock.

        We recorded in net loss of unconsolidated affiliates our portion of GTC's results through May 2002. Our recognized portion of GTC's net losses was $1.9 million in 2002, $4.3 million in 2001 and $2.1 million in 2000. The fair market value of our investment in GTC common stock was $5.8 million at December 31, 2002 and $45.1 million at December 31, 2001.

        In February 2000, we converted $6.6 million in shares of Series B convertible preferred stock of GTC into approximately $1.0 shares of GTC common stock.

        In 2000, we recorded gains of $22.7 million relating to public offerings of common stock by GTC. We recorded this gain as gain on affiliate sale of stock and allocated it to Genzyme General.

Agreements with GTC

        We have a number of agreements with GTC, including the following:

  •
  services agreement under which GTC pays us for services provided by us, including treasury, data processing and laboratory support services;

  •
  sublease agreement under which we sublease a portion of one of our facilities in Framingham, Massachusetts to GTC; and

  •
  research and development agreement under which each of the parties performs research services for the other.

        During 2002, we received approximately $3.3 million from GTC under these agreements. At December 31, 2002, GTC owed Genzyme $2.4 million under these agreements.

        Our revenues from research and development agreements with GTC were $2.7 million in 2002, $3.2 million in 2001 and $0.5 million in 2000.

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        The following tables contain condensed statement of operations and balance sheet data for GTC:

	Years Ended December 31,
	2002	2001	2000
	(Amounts in thousands)
Revenues	$10,379	$13,740	$88,149
Operating loss	(25,909)	(13,384)	(10,239)
Net loss	(24,320)	(16,556)	(13,143)
	At December 31,
	2002	2001
	(Amounts in thousands)
Current assets	$61,459	$47,323
Noncurrent assets	33,913	72,809
Current liabilities	13,771	18,102
Noncurrent liabilities	12,831	80

ATIII LLC

        In 1998, we formed ATIII LLC with GTC. The collaboration agreement provided that we fund 70% of the first $33.0 million in development costs, excluding facility costs, under this program, 50% of all development costs thereafter, and 50% of all new facility costs to be incurred by ATIII LLC. However, under an interim funding agreement, we shared the costs of this program incurred between January 1, 2001 and February 2, 2001 equally with GTC. As our combined direct and indirect interest in ATIII LLC was in excess of 50%, we consolidated the results of ATIII LLC and recorded GTC's portion of the ATIII LLC's losses as minority interest. We allocated our ownership interest in ATIII LLC to Genzyme General.

        In July 2001, we transferred our 50% ownership interest in ATIII to GTC. In exchange for our interest in the joint venture, we will receive a royalty on worldwide net sales (excluding Asia) of any of GTC's products based on ATIII beginning three years after the first commercial sale of each such product up to a cumulative maximum amount of $30.0 million. We will allocate any royalty payments we receive to Genzyme General.

Dyax Corp.

        In October 1998, we entered into a collaboration agreement with Dyax to develop and commercialize one of Dyax's proprietary compounds for the treatment of chronic inflammatory diseases. In May 2002, we restructured our collaboration agreement with Dyax for the development of the kallikrein inhibitor DX-88. As a result, our option to acquire a 50% interest in DX-88 for hereditary angioedema, or HAE, and other potential indications will be exercisable after the first phase 2 clinical trial of DX-88 for use in HAE has concluded and we have had an opportunity to review the data. The restructured agreement also provides Dyax with an option to acquire our interest in the potential application of DX-88 for the reduction of blood loss and other effects of systemic inflammatory responses in surgery. This option expires in March 2003.

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        Under the revised collaboration agreement, the line of credit we extended to Dyax was increased from $3.0 million to $7.0 million. In connection with the increase, Dyax issued a senior secured promissory note in the principal amount of $7.0 million to us under which it can request periodic advances of not less than $250,000 in principal, subject to certain conditions. Advances under this note bear interest at the prime rate plus 2%, which was 6.3% at December 31, 2002, and are due, together with any accrued but unpaid interest, in May 2005. As of December 31, 2002, Dyax had drawn $7.0 million under the note, which we have recorded as a note receivable-related party in our consolidated balance sheet and the combined balance sheet of Genzyme General. Dyax is considered a related party because the chairman and chief executive officer of Dyax is a member of our board of directors and two of our directors are directors of Dyax. Pursuant to the terms of the note, we are not obligated to make advances in excess of $1.5 million during any calendar quarter.

        We have two license agreements with Dyax Corp. for Dyax's phage display technology. We pay annual license maintenance fees of $50,000 for this license. We will also make milestone payments and pay royalties on net sales of diagnostic and therapeutic products discovered, made or developed using the licensed technology. From September 1996 through April 2002, we subleased office and laboratory space in Cambridge, Massachusetts to Dyax. Rental payments under this sublease were $53,943 per month. Dyax paid approximately $215,773 in sublease fees to us during 2002.

NOTE K. INVESTMENTS IN JOINT VENTURES

        Our investment in joint ventures is included in other assets, non-current, on our balance sheet. Except as described below, we own a 50% interest in the following joint ventures, all of which are allocated to Genzyme General:

Joint Venture	Partner(s)	Effective Date	Product/Indication
BioMarin/ Genzyme LLC	BioMarin Pharmaceutical Inc.	September 1998	Aldurazyme enzyme for the treatment of mucopolysaccharidosis-I
Pharming/ Genzyme LLC	Pharming Group N.V.(1)	October 1998	Human alpha-glucosidase for the treatment of Pompe disease (transgenic product)
Genzyme/ Pharming Alliance LLC	Pharming Group N.V.(1)	June 2000	Human alpha-glucosidase for the treatment of Pompe disease (produced using CHO cells)
Diacrin/ Genzyme LLC(2)	Diacrin, Inc.	October 1996	Products using porcine fetal cells; for the treatment of Parkinson's and Huntington's diseases

(1)
In August 2001, Pharming Group and certain of its affiliates filed for court-supervised receivership. We thereafter committed to fund all of the operations of Pharming/Genzyme LLC, which in turn was legally

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  obligated to supply transgenic human alpha-glucosidase to the patients who were enrolled in the clinical trial of the product until they could be transitioned to a CHO-cell derived product. We also acquired the manufacturing facility in Geel, Belgium that was operated by Pharming Group's subsidiary Pharming N.V. as part of our effort to ensure the continued supply of the transgenic product to these patients. Also in August 2001, we terminated our strategic alliance agreement with Pharming Group and certain of its affiliates for the development of a CHO-cell derived product for Pompe disease due to Pharming Group's failure to make funding payments, and thereby assumed full operational and financial responsibility for the development of the CHO-cell derived product and Genzyme/Pharming Alliance LLC, which became our wholly-owned subsidiary. In August 2002, we finalized settlement arrangements with Pharming Group and certain of its affiliates related to the Pompe programs. As part of the settlement arrangements, Pharming Group and certain of its affiliates assigned or exclusively licensed to us their intellectual property related to Pompe disease and transferred their interest in Pharming/Genzyme LLC to us. Pharming/Genzyme LLC is now our wholly-owned subsidiary. Pharming Group and certain of its affiliates came out of receivership later in 2002, but are no longer involved in the Pompe program.

(2)
The joint venture is no longer actively developing these products.

        The following tables describe:

  •
  the amount of funding we have provided to each joint venture and unconsolidated affiliate to date;

  •
  amounts due to us by each joint venture and unconsolidated affiliate as of December 31, 2002 for services we provided on behalf of the joint venture, which we have recorded on our balance sheet as prepaids and other current assets;

  •
  our portion of the losses of each joint venture and unconsolidated affiliate for the periods presented, which we have recorded as charges to equity in net loss of unconsolidated affiliates in our statement of operations; and

  •
  total net losses of each joint venture and unconsolidated affiliate for the periods presented.

Joint venture/Unconsolidated Affiliate	Total Funding through December 31, 2002	Receivables as of December 31, 2002
	(Amounts in millions)
BioMarin/Genzyme LLC	$65.2	$2.8
Pharming/Genzyme LLC	21.9	—
Genzyme/Pharming Alliance LLC	8.5	—
Diacrin/Genzyme LLC	33.1	—
GTC	—	2.4

Totals	$128.7	$5.2

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	Our Portion of the Net Losses from Our Unconsolidated Affiliates			Total Losses of Our Unconsolidated Affiliates
Joint Venture/Unconsolidated Affiliate
	2002	2001	2000	2002	2001	2000
	(Amounts in millions)			(Amounts in millions)
BioMarin/Genzyme LLC	$(14.5)	$(18.5)	$(12.6)	$(29.6)	$(36.9)	$(25.3)
Diacrin/Genzyme LLC	(0.5)	(2.3)	(6.2)	(0.7)	(3.1)	(8.2)
GTC	(1.9)	(4.3)	(2.1)	(24.3)	(16.6)	(13.1)
RenaGel LLC	—	—	(15.9)	—	—	(10.7)
Pharming/Genzyme LLC	—	(2.9)	(6.6)	—	(5.8)	(13.3)
Genzyme/Pharming Alliance LLC	—	(6.5)	(1.5)	—	(13.0)	(2.9)
Focal, Inc.	—	(1.3)	—	—	(6.0)	—
Other	—	0.1	(0.1)	—	0.3	(0.1)

Totals	$(16.9)	$(35.7)	$(45.0)	$(54.6)	$(81.1)	$(73.6)

        Condensed financial information for our joint ventures and unconsolidated affiliates, excluding GTC, is summarized below:

	For the Years Ended December 31,
	2002	2001	2000
	(Amounts in thousands)
Revenue	$296	$1,519	$47,083
Gross profit	(7,692)	(969)	23,748
Operating expenses	(22,776)	(69,450)	(107,621)
Net loss	(30,321)	(67,545)	(60,280)
	December 31,
	2002	2001
	(Amounts in thousands)
Current assets	$28,080	$11,538
Noncurrent assets	—	106
Current liabilities	5,019	28,817
Noncurrent liabilities	—	—

Agreements and Transactions with Pharming Group N.V.

        In 2002, we cancelled our manufacturing contract for the clinical development of the CHO therapy licensed from Synpac and we recorded and allocated to Genzyme General a charge of $8.8 million to research and development to reflect bulk product purchases and contract cancellation charges. The cancellation of our contract with Synpac was a result of our comparison study of our enzyme programs for the treatment of Pompe disease that we concluded during the first quarter of 2002. The enzyme programs included:

  •
  the transgenic enzyme developed by Pharming/Genzyme LLC, our joint venture with Pharming Group;

  •
  the internally developed enzyme derived from a CHO-cell line;

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  •
  the CHO enzyme licensed from Synpac (North Carolina), Inc. in 2000; and

  •
  an enzyme produced using technology we obtained in the Novazyme acquisition in 2001.

The analysis of the data from the study indicated that our internally developed CHO-cell product offers the clearest and most efficient pathway to commercialization based on both clinical and manufacturing considerations. In addition to the cancellation of our contract with Synpac and the $8.8 million charge, we:

  •
  will continue to supply the CHO therapy licensed from Synpac to patients participating in the extensions of clinical trials, until they can be transitioned to the internally developed CHO-cell product; and

  •
  will proceed with the pre-clinical development of an enzyme produced using technology we obtained through the acquisition of Novazyme as a potential next-generation therapy for Pompe disease and utilize Novazyme's engineering technologies to develop improved second-generation versions of our marketed products and optimal products for the treatment of other LSDs.

        In 2001, we recorded $27.0 million of charges to selling, general and administrative expenses resulting from Pharming Group N.V.'s decision to file for and operate under a court-supervised receivership. Included was a write-off of the $10.2 million in principal and accrued interest due to us under the 7% senior convertible note issued to us by Pharming Group, and a charge of $16.8 million representing our commitment to fund all of the operations of the LLC, which in turn is legally obligated to supply transgenic human alpha-glucosidase enzyme until the patients currently enrolled in the clinical trial of this product can be transitioned to a CHO-cell product. As a result of Pharming Group's failure to make payments to fund our joint venture for the development of a CHO-cell product for Pompe disease under a strategic alliance agreement, we terminated this agreement in August 2001 and have assumed full operational and financial responsibility for the development of the CHO-cell product. Pharming/Genzyme LLC, the vehicle for our joint venture with Pharming Group covering a transgenic product for Pompe disease continues to exist; however, we do not intend to commercialize this product.

        As of December 31, 2002, only three patients of the nine patients enrolled in the clinical trial of the transgenic product have not been transitioned to a CHO-cell derived product. We determined we had sufficient quantities of transgenic product to cover the patients until they are finally transferred. As a result, we revised our estimated cost of this legal obligation and reversed $5.5 million of amounts in excess of requirements to selling, general and administrative expense in December 2002.

        At December 31, 2002, $2.6 million remained in the reserve for our contractual obligation to provide transgenic product as follows (amounts in thousands):

Initial commitment to fund the operations of the transgenic program	$16,807
Payments in 2001	(2,683)

Balance at December 31, 2001	14,124
Payments in 2002	(6,031)
Revision of estimate	(5,497)

Balance at December 31, 2002	$2,596

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        In 2001, we recorded a charge of $4.7 million to research and development expenses, representing the net amount owed by Pharming Group to the CHO-cell product joint venture we previously formed with Pharming Group that we determined was uncollectible. We allocated this charge to Genzyme General.

NOTE L. ACCRUED EXPENSES

	December 31,
	2002	2001
	(Amounts in thousands)
Compensation	$65,880	$51,827
Purchase accrual	27,548	12,508
Bank overdraft	18,194	19,468
Other	79,132	60,937

Total accrued expenses	$190,754	$144,740

NOTE M. LONG-TERM DEBT AND LEASES

Long-Term Debt and Capital Lease Obligations

        While we are responsible for repaying all long-term debt and capital lease obligations, we allocate these obligations to our operating divisions for financial reporting purposes based on the intended use of the funds.

        Our long-term debt and capital lease obligations consist of the following:

	December 31,
	2002	2001
	(Amounts in thousands)
3% convertible subordinated debentures due May 2021	$575,000	$575,000
Revolving credit facility maturing in December 2003	284,000	234,000
6.9% convertible subordinated note due May 2003	10,000	10,000
Notes payable	7	6,723
Capital lease obligations	25,768	26,832

	$894,775	$852,555

Less current portion	(294,737)	(7,746)

Total	$600,038	$844,809

        Over the next five years, we will be required to repay the following principal amounts on our long-term debt (excluding capital leases) (amounts in millions):

2003	2004	2005	2006	2007	After 2007
$294.0	—	—	$575.0	—	—

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3% Convertible Subordinated Debentures

        In May 2001, we completed the private placement of $575.0 million in principal of 3% convertible subordinated debentures due May 2021. After deducting the underwriter's discount and offering costs of $12.9 million, net proceeds from the offering were approximately $562.1 million. We have allocated the principal balance of the debentures and the net proceeds from the offering to Genzyme General. We pay interest on these debentures on May 15 and November 15 each year.

        Holders may surrender their debentures for conversion into shares of Genzyme General Stock at a conversion price of approximately $70.30 per share, subject to adjustment, if any of the following conditions is satisfied:

  •
  if the closing sale price of Genzyme General Stock for at least 20 trading days in the 30 trading day period ending on the trading day prior to the day of surrender is more than 110% of the conversion price per share of Genzyme General Stock;

  •
  if we have called the debentures for redemption; or

  •
  upon the occurrence of specified corporate transactions.

        Holders of the debentures may require us to repurchase all or part of their debentures for cash on May 15, 2006, 2011 or 2016, at a price equal to 100% of the principal amount of the debentures plus accrued interest through the date prior to the date of repurchase. Additionally, if certain fundamental changes occur, each holder may require us to repurchase, for cash, all or a portion of the holder's debentures. On or after May 20, 2004, we may redeem for cash all or part of the debentures that have not previously been converted or repurchased. The redemption price would be 100.75% of the principal amount if redeemed from May 20, 2004 through May 14, 2005, and 100% of the principal amount thereafter.

        Interest expense related to these debentures was $20.0 million in 2002, which includes $2.8 million for amortization of offering costs and $12.9 million in 2001, which includes $1.8 million for amortization of offering costs. The fair value of these debentures was $532.6 million at December 31, 2002 and $631.8 million at December 31, 2001.

5 1/4% Convertible Subordinated Notes

        In June 2001, we completed the redemption of our $250.0 million in principal of 5 1/4% convertible subordinated notes that were originally due 2005. Prior to the redemption date, holders of the notes elected to convert substantially all of the principal of the notes into approximately 12,597,000 shares of Genzyme General Stock, 685,000 shares of Biosurgery Stock and 682,000 shares of Molecular Oncology Stock. On June 15, 2001, the redemption date, we redeemed the remaining notes using cash allocated to Genzyme General.

Revolving Credit Facility

        At December 31, 2000, we had access to a $500.0 million revolving credit facility, $150.0 million of which matured in December 2001 and $350.0 million of which matures in December 2003. At December 31, 2000, $368.0 million was outstanding under this facility, $150.0 million of which was allocated to Genzyme General and $218.0 million of which was allocated to Genzyme Biosurgery. In May 2001, we repaid the $150.0 million we had drawn under this facility to finance a portion of the

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cash component of the GelTex merger consideration. In November 2001, we drew an additional $17.0 million under the $350.0 million facility that matures in December 2003, all of which was allocated to Genzyme Biosurgery. In December 2001, we repaid $1.0 million of the funds drawn under this facility using cash allocated to Genzyme Biosurgery. We allowed the $150.0 million facility to expire without renewal at its maturity date in December 2001. As of December 31, 2002, we have access to a $350.0 million revolving credit facility that matures in December 2003, of which $284.0 million remained outstanding and allocated to Genzyme Biosurgery. Borrowings under this facility bear interest at LIBOR plus an applicable margin, which was, in the aggregate, 2.5% at December 31, 2002. The terms of the revolving credit facility include various covenants, including financial covenants, which require us to meet minimum liquidity and interest coverage ratios and to meet maximum leverage ratios. We currently are in compliance with these covenants. We intend to refinance our revolving credit facility in 2003.

5% Convertible Subordinated Debentures

        In August 2001, we completed the redemption of our $21.2 million in principal of 5% convertible subordinated debentures that were originally due 2003. Prior to the redemption date, the holders of the debentures elected to convert all of the principal of the debentures into approximately 1,305,000 shares of Genzyme General Stock. We paid approximately $3.2 million in cash for the accrued interest on the debentures through the date of conversion using cash allocated to Genzyme General.

6.9% Convertible Subordinated Note

        In connection with our acquisition of Biomatrix, we assumed a 6.9% convertible subordinated note due May 14, 2003 in favor of UBS Warburg LLC. At December 31, 2002, $10.0 million principal amount of this note remained outstanding. We use cash allocated to Genzyme Biosurgery to satisfy debt service on this note.

Notes Payable

        In connection with our acquisition of Novazyme in September 2001, we assumed a note payable that matured in December 2002, in the amount of $1.6 million. In connection with our acquisition of GelTex in December 2000, we assumed notes payable, which matured in June and September 2002, aggregating $5.4 million. We used cash allocated to Genzyme General to satisfy these debts.

Capital Leases

        In connection with our acquisition of GelTex in December 2000, we assumed a capital lease obligation pursuant to an October 1998 lease agreement for the construction of GelTex's administrative offices in Waltham, Massachusetts. The lease provides for the lessor to fund the construction of the facility in exchange for interest-only lease payments equal to the total amount funded by the lessor multiplied by the LIBOR rate plus 1.8%. The construction was completed in October 1999 and the construction costs funded by the lessor aggregated $25.0 million. After giving effect to an interest rate swap agreement, we make monthly interest payments of $187,000 based on a fixed rate of 8.99% and an outstanding principal amount of $25.0 million. Therefore, we will make annual interest payments under this lease of approximately $2.1 million each year through 2005. The $25.0 million capital lease

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obligation and corresponding building is recorded in our consolidated balance sheet and the combined balance sheet of Genzyme General. The building is being depreciated over its estimated useful life.

        During the term of the lease, we have the option to purchase the building and improvements for a purchase price equal to the total amount funded by the lessor of $25.0 million, plus any accrued and unpaid lease payments and certain other costs, which aggregate amount is referred to as the Purchase Option Price. At the end of the lease term of October 31, 2005, we have the option to:

  •
  purchase the building and improvements for the Purchase Option Price;

  •
  arrange for the facility to be purchased by a third party; or

  •
  return the building and improvements to the lessor.

In the case of the latter two options, however, we are contingently liable to the extent the lessor is not able to realize 85% of the Purchase Option Price upon the sale or disposition of the property.

        In December 2000, in connection with the acquisition of Biomatrix, we assumed the remaining principal balance of $1.5 million due under a $2.3 million capital lease that Biomatrix had entered into with GE Capital in December 1998. The lease has a five-year term, a coupon rate of 7.4%, and is payable in equal monthly installments. Certain of the machinery and equipment we acquired through the merger is pledged as collateral for this financing.

        In August 2000, we entered into an agreement to lease a significant portion of a multi-use urban complex in Cambridge, Massachusetts for our new corporate headquarters. The lessor will fund the construction of the complex, except that we will fund certain leasehold improvements to be made to the portion of the building leased by us. Our lease payments will be determined as a function of the aggregate project costs incurred by the lessor and the resulting rentable space of the complex, plus common area charges. Payments under the lease will commence upon completion of construction, which we estimate to be in the second half of 2003 and the value of the building and related obligation will be recorded in our consolidated balance sheet and the combined balance sheet of Genzyme General when we begin to occupy the space. We have included estimated payments for this lease in the summary capital lease schedule below. The lease term is for fifteen years and may be extended for two successive ten-year periods. The lease also provides us with an option, exercisable on or before July 1, 2003, to lease an additional building on mutually acceptable terms.

        Over the next five years and thereafter, we will be required to repay the following amounts under non-cancellable capital leases (amounts in millions):

2003	2004	2005	2006	2007	After 2007
$6.4	$10.7	$35.7	$8.5	$8.5	$101.3

Operating Leases

        In July 2002, we entered into an agreement to lease 61,101 square feet of additional office space in Cambridge, Massachusetts. We allocate the future minimum payments due under the lease 50% to Genzyme General and 50% to Genzyme Biosurgery based upon our current assessment of the long-term occupancy ratio for this location. The term of the lease is seven years with rent payable monthly

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in advance commencing on October 1, 2002. Remaining fixed rent payments during the term of the lease are as follows (amounts in thousands):

	Allocated to
	Genzyme General	Genzyme Biosurgery	Total
2003	$1,016	$1,016	$2,032
2004	1,045	1,045	2,090
2005	1,076	1,076	2,152
2006	1,099	1,099	2,198
2007	1,099	1,099	2,198
Thereafter	1,923	1,923	3,846

Total	$7,258	$7,258	$14,516

Pursuant to the terms of the lease agreement, we are obligated to pay, in addition to yearly fixed rent, our pro rata share of the landlord's operating costs and the real estate taxes for the property in excess of the landlord's operating costs and real estate taxes for 2002. In addition, the landlord will charge us for direct use of electricity at cost. Subject to certain conditions, the lease provides us with an option to extend the lease for two additional five-year terms with rent equal to the greater of the current base rent or 95% of fair market value. The lease also provides three options to lease a total of 45,577 square feet of additional space at the property and first offer options on additional space that becomes available in the building.

        In May 2002, we entered into an agreement to lease an 85,808 square foot building and related parking area in Westborough, Massachusetts for our genetic testing business. The term of the lease is ten years with rent payable in advance commencing August 1, 2002. Remaining fixed rent payments during the term of the lease are as follows (amounts in thousands):

2003	$627
2004	714
2005	930
2006	1,060
Thereafter	7,097

Total	$10,428

Pursuant to the terms of the net lease agreement, we are obligated to pay, in addition to yearly fixed rent, the taxes, betterment assessments, insurance costs, utility charges, base operating costs and certain other expenses related to the property under lease. Subject to certain conditions, the lease provides us with an option to extend the lease for two additional five-year terms and a one-time option, exercisable during the first five years of the lease, to purchase the land and building under lease.

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        We lease facilities and personal property under non-cancellable operating leases with terms in excess of one year. Our total expense under operating leases was (amounts in millions):

For the Years Ended December 31,
2002	2001	2000
$35.5	$33.7	$27.7

        Over the next five years and thereafter, we will be required to pay the following amounts under non-cancellable operating leases (amounts in millions):

2003	2004	2005	2006	2007	After 2007
$32.7	$27.7	$20.6	$13.6	$10.5	$109.6

        In June 1992, we entered into a 65-year land lease with an unaffiliated lessor. Our expenses under this lease, which are allocated to Genzyme General, were $1.5 million in each of 2002, 2001 and 2000. Our rent under this lease increases every five years based on the Consumer Price Index or, at a minimum, 3% per year.

        In August 2001, we entered into a lease agreement with an unaffiliated lessor for approximately 16 acres of land at the Waterford Industrial Estate in the county of Waterford, Ireland. The land will be used for the development of a multi-product manufacturing center. The lease term is for 999 years with a de minimis amount of rent payable in advance on January 1st of each year.

NOTE N. STOCKHOLDER'S EQUITY

Preferred Stock

	At December 31, 2002			At December 31, 2001
Series
	Authorized	Issued	Outstanding	Authorized	Issued	Outstanding
Series A Junior Participating, $0.01 par value	2,000,000	—	—	2,000,000	—	—
Series B Junior Participating, $0.01 par value	1,000,000	—	—	1,000,000	—	—
Series C Junior Participating, $0.01 par value	400,000	—	—	400,000	—	—
Undesignated	6,600,000	—	—	6,600,000	—	—

Total	10,000,000	—	—	10,000,000	—	—

        Our charter permits us to issue shares of preferred stock at any time in one or more series. Our board of directors will establish the preferences, voting powers, qualifications, and special or relative rights or privileges of any series of preferred stock before it is issued.

Stock Rights

        Under our shareholder rights plan, each outstanding share of Genzyme General Stock, Biosurgery Stock and Molecular Oncology Stock also represents one preferred stock purchase right for that series

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of stock. When the stock purchase rights become exercisable, the holders of our common stock will be entitled to purchase the following:

  •
  Genzyme General Stock right: one share of Series A Junior Participating Preferred Stock, par value $0.01 per share, for $150.00;

  •
  Biosurgery Stock right: one share of Series B Junior Participating Preferred Stock, par value $0.01 per share, for $80.00; and

  •
  Molecular Oncology Stock right: one share of Series C Junior Participating Preferred Stock, par value $0.01 per share, for $26.00.

        A stock purchase right becomes exercisable either:

  •
  ten days after our board of directors announces that a third party has become the owner of 15% or more of the total voting power of our outstanding common stock combined; or

  •
  ten business days after a third party announces or initiates a tender or exchange offer that would result in that party owning 15% or more of the total voting power of our outstanding common stock combined.

In either case, the board of directors can extend the ten-day delay. These stock purchase rights expire in March 2009.

Common Stock

        We have three series of common stock—Genzyme General Stock, Biosurgery Stock and Molecular Oncology Stock—which we also refer to as "tracking stock." Unlike typical common stock, each of our tracking stocks is designed to track the financial performance of a specific subset of our business operations and its allocated assets, rather than operations and assets of our entire company.

        The chief mechanisms intended to cause each tracking stock to "track" the financial performance of each division are provisions in our charter governing dividends and distributions. Under these provisions, our charter:

  •
  factors the assets and liabilities and income or losses attributable to a division into the determination of the amount available to pay dividends on the associated tracking stock; and

  •
  requires us to exchange, redeem or distribute a dividend to the holders of Biosurgery Stock or Molecular Oncology Stock if all or substantially all of the assets allocated to those corresponding divisions are sold to a third party. A dividend or redemption payment must equal in value the net after-tax proceeds from the sale. An exchange must be for Genzyme General Stock at a 10% premium to the average market price of the exchanged stock calculated over a ten day period beginning on the first business day following the announcement of the sale.

The provisions governing dividends provide that our board of directors has discretion to decide if and when to declare dividends, subject to certain limitations. To the extent that the following amount does not exceed the funds that would be legally available for dividends under Massachusetts law, the dividend limit for a stock corresponding to a division is the greater of:

  •
  the amount that would be legally available for dividends under Massachusetts law if the division were a separate corporation; or

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  •
  the amount by which the greater of the fair value of the division's allocated net assets, or its allocated paid-in capital plus allocated earnings, exceeds its corresponding stock's par value, preferred stock preferences and debt obligations.

        Within these parameters, and other general limits under our charter and Massachusetts law, the amount of any dividend payment will be at the board of directors' discretion. To date, we have never paid or declared a cash dividend on shares of any of our series of common stock, nor do we anticipate doing so in the foreseeable future. Unless declared, no dividends accrue on our tracking stocks.

        Our charter also requires that distributions be made to holders of Biosurgery Stock or Molecular Oncology Stock if all or substantially all of the assets allocated to that stock's corresponding division are sold to a third party. This mandatory distribution can be in the form of a dividend, a redemption of the division's related tracking stock or an exchange of that tracking stock for Genzyme General Stock, as chosen by our board of directors in its discretion. The distribution, if by dividend or redemption, must equal in value the net after-tax proceeds received from the sale. If our board of directors chooses to make the distribution by issuing Genzyme General Stock in exchange for the selling division's related tracking stock, then the exchange must be effected at a 10% premium to the corresponding tracking stock's average market price calculated over a ten day period beginning on the first business day following the announcement of the sale.

        While tracking stock is designed to reflect a division's performance, it is common stock of the entire company. Therefore, a holder of tracking stock is a common stockholder subject to risks of investing in the business, assets and liabilities of Genzyme as a whole. For instance, the assets allocated to any division are nonetheless subject to company-wide claims of creditors, product liability plaintiffs and stockholder litigation. Also, in the event of a Genzyme liquidation, insolvency or similar event, a holder of tracking stock would have no direct claim against the assets allocated to the corresponding tracked division; a holder of tracking stock would only have the rights of a common stockholder in the combined assets of Genzyme, subject also to the Genzyme charter's allocation of liquidation units as discussed below under the subheading "Liquidation Units."

Common Stock

		At December 31, 2002		At December 31, 2001
Series
	Authorized	Issued	Outstanding	Issued	Outstanding
Genzyme General Stock, $0.01 par value	500,000,000	214,813,668	214,707,310	213,179,196	213,072,838
Genzyme Biosurgery Stock, $0.01 par value	100,000,000	40,482,299	40,482,299	39,554,105	39,554,105
Genzyme Molecular Oncology Stock, $0.01 par value	40,000,000	16,898,820	16,898,820	16,762,331	16,762,331
Undesignated	50,000,000	—	—	—	—

Total	690,000,000	272,194,787	272,088,429	269,495,632	269,389,274

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Rights of Common Stock

Voting Rights

        Genzyme General Stock is entitled to one vote per share, which is never adjusted. However, the votes per share of our other series of common stock are adjusted every two years. Specifically, on January 1, 2003 and every second anniversary thereafter, the vote per share to which each series is entitled will be recalculated based on that stock's fair market value divided by the fair market value of a share of Genzyme General Stock, with "fair market value" meaning the average closing price over the 20 consecutive trading days beginning the 30th trading day preceding the January 1st adjustment date. At December 31, 2002 each series of common stock was entitled the following vote per share:

Series	Vote Per Share
Genzyme General Stock	1.00
Biosurgery Stock	0.28
Molecular Oncology Stock	0.28

        As stated above, on January 1, 2003, the voting rights for Biosurgery Stock and Molecular Oncology Stock were adjusted based on the fair market value of the stock. The adjusted voting rights are as follows:

Series	Vote Per Share
Genzyme General Stock	1.00
Biosurgery Stock	0.08
Molecular Oncology Stock	0.07

Liquidation Units

        If we were to dissolve, liquidate or wind up our affairs, other than as part of a merger, business combination or sale of substantially all of our assets, our stockholders would receive any remaining assets according to the percentage of total liquidation units that they hold. Each series of our common stock is entitled to the following liquidation units:

Series	Units
Genzyme General Stock	100
Biosurgery Stock	100
Molecular Oncology Stock	50

        Although we adjust liquidation units to prevent dilution in the event of some subdivisions, combinations or distributions of common stock, we do not adjust them to reflect changes in the relative market value or performance of the tracked divisions.

Two-for-One Stock Split

        At our annual meeting on May 31, 2001, our shareholders approved an amendment to our charter which increased the total number of authorized shares of Genzyme common stock from 390,000,000 to 690,000,000 and increased the number of such shares designated as Genzyme General Stock from 200,000,000 to 500,000,000. On June 1, 2001, we completed a two-for-one split of Genzyme General

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Stock by means of a 100% stock dividend paid to holders of Genzyme General Stock of record on May 24, 2001. We distributed a total of 97,183,724 shares of Genzyme General Stock to holders of Genzyme General Stock in connection with the stock split. All share and per share amounts for Genzyme General Stock have been retroactively revised for all periods presented to reflect the two-for-one split.

Stock Offering

        In July 2000, we sold 1,607,400 shares of Molecular Oncology Stock to a limited number of purchasers at a price of $12.91 per share. We received approximately $20.7 million of net proceeds from the offering, which we allocated to Genzyme Molecular Oncology.

Directors' Deferred Compensation Plan

        Each member of our board of directors who is not also one of our employees may defer receipt of all or a portion of the cash compensation payable to him or her as a director and receive either cash or stock in the future. Under this plan, the director may defer his or her compensation until his or her services as a director cease or until another date specified by the director.

        Under a deferral agreement, a participant indicates the percentage of deferral to allocate to cash and stock, upon which a cash deferral account and a stock deferral account is established. The cash account bears interest at the rate paid on 90-day Treasury bills with interest payable quarterly.

        The stock account is for amounts invested in hypothetical shares of Genzyme General Stock, Biosurgery Stock or Molecular Oncology Stock. Under the deferral agreement, a participant directs us how to allocate amounts among each series of stock. These amounts will be converted into shares quarterly at the average closing price of the stock for all trading days during the quarter, for each series of stock.

        Distributions are paid in a lump sum or in annual installments for up to five years. Payments begin the year following a director's termination of service or, subject to certain restrictions, in any year elected by the participant. As of December 31, 2002, three of the seven eligible directors had accounts under this plan, and one director is currently participating under this plan.

        We have reserved the following numbers of shares to cover distributions credited to stock accounts under the plan:

  •
  100,000 shares of Genzyme General Stock;

  •
  63,820 shares of Biosurgery Stock; and

  •
  50,000 shares of Molecular Oncology Stock.

        We had not made any stock distributions under this plan as of December 31, 2002. In January 2002, we made a cash distribution of $15,783 to one director under the terms of his deferral agreement.

Equity Plans

        The 2001 Equity Incentive Plan is an amendment and restatement of the 1990 Equity Incentive Plan which was merged into the 2001 Equity Incentive Plan and approved by stockholders in May 2001. The purpose of the plan is to attract and retain key employees and consultants, provide an incentive

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for them to achieve long-range performance goals, and enable them to participate in our long-term growth. All of our employees are eligible to receive grants under the 2001 Equity Incentive Plan. The plan provides for the grant of incentive stock options, nonstatutory stock options, and restricted or unrestricted stock awards which may be based on specified performance measures. The exercise price of option grants may not be less than the fair market value at the date of grant. Options granted under the plan may not be re-priced without stockholder approval. Each grant has a maximum term of ten years and generally vests over four years. The compensation committee of our board determines the terms and conditions of each award, including who is eligible to receive awards, the form of payment of the exercise price, the number of shares granted and the exercisability date.

        The purpose of the 1997 Equity Incentive Plan is to attract and retain key employees and consultants, provide an incentive for them to achieve long-range performance goals, and enable them to participate in our long-term growth. All of our employees, except for our officers and directors, are eligible to receive grants under this plan. The 1997 Equity Incentive Plan provides for the grant of nonstatutory stock options, stock equivalents, stock appreciation rights and restricted or unrestricted stock awards. No incentive stock options may be granted under the 1997 Equity Incentive Plan. The exercise price of option grants may not be less than the fair market value at the date of grant. Option grants have a maximum term of ten years and generally vest over four years. The compensation committee of our board determines the terms and conditions of each award, including who is eligible to receive awards, the form of payment of the exercise price, the number of shares granted and the exercisability date. The 1997 Equity Plan was approved by our board of directors in October 1997.

        Nonstatutory options under our 1998 Director Stock Option Plan are automatically granted with an exercise price at fair market value to non-employee members of our board of directors when they are elected or re-elected as directors. These options expire ten years after the initial grant date and vest as to one-third of each grant on the date of each annual stockholders meeting following the date of grant. The 1998 Director Stock Option Plan was approved by stockholders in May 1998, and amended by stockholders in May 2001.

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        The following tables depict activity under our stock option plans:

	Shares Under Option	Weighted Average Exercise Price	Number Exercisable
GENZYME GENERAL STOCK:
Outstanding at December 31, 1999	23,219,014	$15.56	11,266,106
Granted	7,729,856	23.44
Granted—premium price	202,760	28.23
Exercised	(6,183,902)	13.20
Forfeited and cancelled	(807,018)	21.21

Outstanding at December 31, 2000	24,160,710	18.60	10,723,368
Granted	6,688,060	52.51
Exercised	(4,953,670)	14.66
Forfeited and cancelled	(534,320)	28.38

Outstanding at December 31, 2001	25,360,780	27.80	11,815,491
Granted	6,950,890	32.52
Exercised	(1,204,888)	14.76
Forfeited and cancelled	(1,244,058)	36.79

Outstanding at December 31, 2002	29,862,724	$29.23	16,002,081

	Shares Under Option	Weighted Average Exercise Price	Number Exercisable
BIOSURGERY STOCK:
Outstanding at December 18, 2000	—	$—	—
Conversion from Surgical Products Stock options	1,794,684	11.02
Conversion from Tissue Repair Stock options	1,258,952	24.28
Assumed from Biomatrix	1,706,639	16.79
Exercised	(717)	5.59
Forfeited and cancelled	(19,640)	23.61

Outstanding at December 31, 2000	4,739,918	16.65	2,444,601
Granted	3,644,850	7.58
Exercised	(119,037)	3.76
Forfeited and cancelled	(1,261,861)	14.23

Outstanding at December 31, 2001	7,003,870	12.54	3,783,030
Granted	2,107,453	4.32
Exercised	(18,373)	6.02
Forfeited and cancelled	(950,920)	10.34

Outstanding at December 31, 2002	8,142,030	$10.65	4,734,922

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	Shares Under Option	Weighted Average Exercise Price	Number Exercisable
MOLECULAR ONCOLOGY STOCK:
Outstanding at December 31, 1999	1,809,110	$6.14	656,648
Granted	603,061	12.65
Granted—premium price	32,167	23.19
Exercised	(211,113)	6.66
Forfeited and cancelled	(82,214)	6.84

Outstanding at December 31, 2000	2,151,011	8.13	834,955
Granted	671,952	14.83
Exercised	(15,934)	5.99
Forfeited and cancelled	(33,010)	15.40

Outstanding at December 31, 2001	2,774,019	9.68	1,407,425
Granted	845,811	2.44
Exercised	(497)	4.68
Forfeited and cancelled	(68,294)	9.23

Outstanding at December 31, 2002	3,551,039	$7.97	1,990,842

	Shares Under Option	Weighted Average Exercise Price	Number Exercisable
SURGICAL PRODUCTS STOCK:
Outstanding at December 31, 1999	2,990,570	$6.65	563,048
Granted	47,900	10.64
Exercised	(63,194)	6.69
Forfeited and cancelled	(13,751)	7.02
Conversion to Biosurgery Stock options	(2,961,525)	6.69

Outstanding at December 31, 2000, 2001 and 2002	—

	Shares Under Option	Weighted Average Exercise Price	Number Exercisable
TISSUE REPAIR STOCK:
Outstanding at December 31, 1999	4,175,766	$8.02	1,905,031
Granted	47,217	6.41
Exercised	(71,615)	4.47
Forfeited and cancelled	(395,545)	6.76
Conversion to Biosurgery Stock options	(3,755,823)	8.14

Outstanding at December 31, 2000, 2001 and 2002	—

        The total exercise proceeds for all options outstanding at December 31, 2002 is:

  •
  $872.8 million for Genzyme General Stock;

  •
  $86.7 million for Biosurgery Stock; and

  •
  $28.3 million for Molecular Oncology Stock.

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        The following tables contain information regarding the range of option prices as of December 31, 2002:

GENZYME GENERAL STOCK:

				Exercisable
		Remaining Contractual Life (In Years)
Range Of Exercise Prices	Number Outstanding		Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.21-$14.00	6,137,307	2.98	$10.38	4,394,066	$11.51
14.09-26.50	7,516,928	6.07	21.03	5,865,878	20.17
26.79-29.44	2,504,286	6.29	29.31	1,585,104	29.37
29.49-32.52	6,448,547	9.29	32.44	1,363,216	32.33
32.69-59.88	7,255,656	8.40	50.77	2,793,817	51.12

$0.21-$59.88	29,862,724	6.71	$29.23	16,002,081	$25.14

BIOSURGERY STOCK:

				Exercisable
		Remaining Contractual Life (In Years)
Range Of Exercise Prices	Number Outstanding		Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$1.88-$4.24	1,832,735	9.39	$4.18	358,759	$4.18
4.25-6.26	1,336,212	8.09	6.02	546,019	5.98
6.34-8.69	1,901,749	7.94	6.83	1,181,422	6.84
8.86-11.04	1,344,310	6.45	11.00	1,129,036	11.00
11.33-116.51	1,727,024	4.96	25.06	1,519,686	23.41

$1.88-$116.51	8,142,030	7.41	$10.65	4,734,922	$12.85

MOLECULAR ONCOLOGY STOCK:

				Exercisable
		Remaining Contractual Life (In Years)
Range Of Exercise Prices	Number Outstanding		Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$1.72-$2.31	12,000	8.86	$2.05	3,700	$2.23
2.33-2.33	802,290	9.41	2.33	150,268	2.33
2.63-5.75	582,571	6.22	4.70	414,458	4.62
7.00-7.00	906,276	4.98	7.00	906,276	7.00
7.68-26.85	1,247,902	7.93	13.88	516,140	13.84

$1.72-$26.85	3,551,039	7.23	$7.97	1,990,842	$7.92

Employee Stock Purchase Plan

        Our 1999 Employee Stock Purchase Plan allows full-time employees to purchase our stock at a discount. The number of shares authorized for purchase under the plan as of December 31, 2002 are:

  •
  1,289,299 shares of Genzyme General Stock;

  •
  970,600 shares of Biosurgery Stock; and

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  •
  650,000 shares of Molecular Oncology Stock.

        We place limitations on the number of shares of each series of stock that can be purchased under the plan in a given year.

        The following table shows the shares purchased by employees for the past three years:

Shares Purchased	Genzyme General Stock	Biosurgery Stock	Molecular Oncology Stock	Surgical Products Stock	Tissue Repair Stock
2000	554,980	44,482	133,763	106,222	174,166
2001	547,787	252,681	158,629	0	0
2002	415,622	283,043	135,900	0	0
Available for purchase as of December 31, 2002	284,021	216,069	95,624	0	0

Stock Compensation Plans

        The disclosure regarding how we account for our four stock-based compensation plans: the 1997 Equity Incentive Plan, the 2001 Equity Incentive Plan, the 1998 Director Stock Option Plan (each of which are stock option plans) and the 1999 Employee Stock Purchase Plan is included in Note A., "Significant Accounting Policies—Accounting for Stock-Based Compensation," to our consolidated financial statements.

Warrants

        Warrant activity is summarized below:

	Genzyme General Stock		Genzyme Biosurgery Stock
	Warrants	Exercise Price	Warrants	Exercise Price
Outstanding at December 31, 1999	—	—	—	—
Sentron Medical, Inc	—	—	3,352	$22.80
Assumed from GelTex	102,706	$9.09-$35.50	—	—

Outstanding at December 31, 2000	102,706	$9.09-$35.50	3,352	$22.80
Assumed from Focal	—	—	4,203	$40.18-$77.83
Assumed from Novazyme	3,909	$13.13	—	—
Warrants exercised	(97,023)	—	—	—
Warrants expired	(2,162)	—	—

Outstanding at December 31, 2001	7,430	$16.57-$18.94	7,555	$22.80-$77.83
Additional GelTex warrants	6,638	$16.57	—	—
Warrants exercised	(13,164)	$16.57	—	—
Warrants expired	(904)	$18.94	(431)	$45.89

Outstanding at December 31, 2002	—	—	7,124	$22.80-$77.83

Purchase Rights

        Upon our acquisition of Novazyme, we assumed certain third parties' rights to purchase Novazyme Series B preferred stock that we converted into rights to purchase 66,830 shares of Genzyme General Stock for an aggregate purchase price of $1,216,306. These purchase rights expire 15 days following the filing of our first Investigational New Drug application with the FDA for a treatment for Pompe disease utilizing certain technology acquired from Novazyme.

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        Purchase rights activity is summarized below:

	Genzyme General Stock
	Purchase Rights	Exercise Price
Outstanding at December 31, 2000	—	—
Assumed from Novazyme	66,830	$18.20
Rights exercised	(46,001)	$18.20

Outstanding at December 31, 2001	20,829	$18.20
Rights exercised	(798)	$18.20

Outstanding at December 31, 2002	20,031	$18.20

Designated Shares

        Designated shares are authorized shares of Biosurgery Stock and Molecular Oncology Stock that are not issued and outstanding, but which our board of directors may issue, sell or distribute without allocating the proceeds or benefits to the division that the series of stock tracks. Designated shares are not eligible to receive dividends and cannot be voted by us. We create designated shares when we transfer cash or other assets from Genzyme General to Genzyme Biosurgery or Genzyme Molecular Oncology or from other interdivision transactions. Our board of directors may issue designated shares:

  •
  as a stock dividend to the holders of Genzyme General Stock;

  •
  by selling the shares in a public or private sale and allocating all of the proceeds to Genzyme General; and

  •
  when convertible securities are converted, the proceeds of which will be allocated to Genzyme General.

Distribution of Designated Shares

        We will distribute designated shares of Biosurgery Stock and Molecular Oncology Stock each year to holders of Genzyme General Stock if the number of designated shares of a particular series exceeds 10% of the number of shares of that series issued and outstanding as of the following dates:

  •
  September 30th for Biosurgery Stock; and

  •
  November 30th for Molecular Oncology Stock.

        We will not distribute an amount of designated shares equal to the sum of:

  •
  the designated shares reserved for issuance upon the exercise or conversion of Genzyme General convertible securities; and

  •
  the number of designated shares our board of directors reserved as of September 30th for Biosurgery Stock and November 30th for Molecular Oncology Stock for sale not later than six months after these dates.

        Any proceeds from the sale of designated shares will be allocated to Genzyme General.

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        Designated share activity is summarized in the following table:

	Biosurgery Designated Shares	Molecular Oncology Designated Shares	Surgical Products Designated Shares	Tissue Repair Designated Shares
Balance at December 31, 1999	—	1,688,237	1,164,839	2,238,053
Increase from interdivision cash allocation	—	676,254	—	1,692,657
Repayment of portion of interdivision cash allocation	—	(364,293)	—	—
Stock options exercised	(517)	—	—	(97,209)
Conversion to Biosurgery designated shares	—	—	(1,164,839)	(3,833,501)
Conversion from Surgical Products designated shares	705,892	—	—	—
Conversion from Tissue Repair designated shares	1,284,989	—	—	—

Balance at December 31, 2000	1,990,364	2,000,198	—	—

Increase from interdivision cash allocation	1,902,949	333,333
Issuance from conversion of 5 1/4% convertible subordinate notes	(684,955)	(682,449)
Stock options exercised	(10,681)	—

Balance at December 31, 2001	3,197,677	1,651,082
Stock options exercised	(2,837)	—

Balance at December 31, 2002	3,194,840	1,651,082

        In connection with our creation of Genzyme Biosurgery in December 2000, each Surgical Products designated share was converted into 0.6060 of a Biosurgery designated share and each Tissue Repair designated share was converted into 0.3352 of a Biosurgery designated share.

Interdivisional Financing Arrangements

Genzyme Biosurgery

        Our board of directors has made $25.0 million of Genzyme General's cash available to Genzyme Biosurgery. Under this arrangement, Genzyme Biosurgery is able to draw down funds as needed each quarter in exchange for designated shares based on the fair market value (as defined in our charter) of Biosurgery Stock at the time of the draw. Genzyme Biosurgery has made the following draws during the past three fiscal years:

  •
  2000—two draws aggregating $10.0 million in exchange for a reserve of approximately 1.7 million Tissue Repair designated shares, which shares were converted into approximately 0.6 million Biosurgery designated shares;

  •
  2001—$12.0 million in exchange for an additional reserve of approximately 1.9 million Biosurgery designated shares;

  •
  2002—none.

        At December 31, 2002, $3.0 million remained available to Genzyme Biosurgery under this arrangement.

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Genzyme Molecular Oncology

        Our board of directors has made $30.0 million of Genzyme General's cash available to Genzyme Molecular Oncology. Under this arrangement, Genzyme Molecular Oncology is able to draw down funds as needed each quarter in exchange for designated shares based on the fair market value (as defined in our charter) of Molecular Oncology Stock at the time of the draw. Genzyme Molecular Oncology has made the following draws during the past three fiscal years:

  •
  2000—$15.0 million in exchange for a reserve of approximately 0.7 million Molecular Oncology designated shares;

  •
  2001—$4.0 million in exchange for an additional reserve of approximately 0.3 million Molecular Oncology designated shares;

  •
  2002—none.

        At December 31, 2002, $11.0 million remained available to Genzyme Molecular Oncology under this arrangement.

NOTE O. OTHER COMMITMENTS AND CONTINGENCIES

        We periodically become subject to legal proceedings and claims arising in connection with our business. We do not believe that there were any asserted claims against us as of December 31, 2002 which, if adversely decided, would have a material adverse effect on our results of operations, financial condition or liquidity.

        In 2000, we recorded a gain of approximately $5.1 million in connection with proceeds received from the settlement of a lawsuit. The lawsuit, initiated in 1993, pertained to insurance coverage for an accidental spill of Ceredase enzyme at a fill facility operated by a contractor to us. We allocated these proceeds to Genzyme General and recorded them as other income.

        Pursuant to the terms of our joint venture agreement with BioMarin, for the development and commercialization of Aldurazyme enzyme, we are obligated to pay BioMarin a $12.1 million milestone payment upon receipt of FDA approval of the BLA for Aldurazyme enzyme.

Guarantees

        In November 2002, the FASB issued FIN No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FIN 34." We have applied the disclosure provisions of this FIN 45 as of December 31, 2002. The following is a summary of our agreements that we have determined are within the scope of FIN 45.

        As permitted under Delaware law, we have agreements whereby we indemnify our officers and directors for certain events or occurrences while the officer or director is, or was serving, at our request in such capacity. The term of the indemnification period is for the officer's or director's lifetime. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited; however, we have a Director and Officer insurance policy that limits our exposure and enables us to recover a portion of any future amounts paid. As a result of our insurance policy coverage, we believe the estimated fair value of these indemnification agreements is minimal. We have no liabilities recorded for these agreements as of December 31, 2002.

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        We enter into standard indemnification agreements in our ordinary course of business. Pursuant to these agreements, we indemnify, hold harmless, and agree to reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally our business partners or customers, in connection with any U.S. patent, or any copyright or other intellectual property infringement claim by any third party with respect to our products. The term of these indemnification agreements is generally perpetual any time after execution of the agreement. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited. We have never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. We have no liabilities recorded for these agreements as of December 31, 2002.

        When as part of an acquisition we acquire all of the stock or all of the assets and liabilities of a company, we assume the liability for certain events or occurrences that took place prior to the date of acquisition. The maximum potential amount of future payments we could be required to make for such obligations is undeterminable at this time. We have no liabilities recorded for these liabilities as of December 31, 2002.

NOTE P. INCOME TAXES

        Our income (loss) before income taxes and the related income tax expense (benefit) are as follows:

	For the Years Ended December 31,
	2002	2001	2000
	(Amounts in thousands)
Domestic	$92,016	$(138,630)	$(20,791)
Foreign	12,195	20,287	13,329

Total	$104,211	$(118,343)	$(7,462)

Currently payable:
Federal	$(3,598)	$44,810	$55,469
State	4,249	3,846	2,982
Foreign	7,694	8,123	3,607

Total	8,345	56,779	62,058

Deferred:
Federal	11,137	(41,416)	(3,322)
State	(882)	(2,770)	(182)
Foreign	415	(14,613)	(3,076)

Total	10,670	(58,799)	(6,580)

(Benefit from) provision for income taxes	$19,015	$(2,020)	$55,478

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        Our provisions for income taxes were at rates other than the U.S. federal statutory tax rate for the following reasons:

	For the Years Ended December 31,
	2002	2001	2000
Tax provision (benefit) at U.S. statutory rate	35.0%	(35.0)%	(35.0)%
Losses in less than 80% owned subsidiaries with no current tax benefit	—	—	(45.5)
State taxes, net	3.2	0.9	25.6
Foreign sales corporation and extra-territorial income	(8.9)	(8.7)	(105.8)
Nondeductible amortization	—	13.2	53.9
Charge for purchased research and development	0.6	27.5	939.0
Benefit of tax credits	(15.7)	(4.0)	(51.9)
Foreign rate differential	3.8	0.9	(13.5)
Utilization of operating loss carryforwards	—	(1.8)	—
Write-off of non-deductible goodwill	—	4.4	—
Other	0.3	0.9	(23.3)

Effective tax rate	18.3%	(1.7)%	743.5%

        The components of net deferred tax assets (liabilities) are described in the following table:

	December 31,
	2002	2001
	(Amounts in thousands)
Deferred tax assets:
Net operating loss carryforwards	$8,189	$34,211
Tax credits	26,335	19,448
Realized and unrealized capital losses	21,796	—
Inventory	12,886	49,817
Intercompany profit in inventory eliminations	63,005	—
Reserves, accruals and other	19,471	37,088

Gross deferred tax assets	151,682	140,564
Valuation allowance	(1,022)	—

Net deferred tax assets	150,660	140,564
Deferred tax liabilities:
Depreciable assets	(14,220)	(19,371)
Realized and unrealized capital gains	—	(8,640)
Deferred gain	(898)	(898)
Intangible amortization	(190,195)	(214,585)

Net deferred tax liabilities	$(54,653)	$(102,930)

        Our ability to realize the benefit of net deferred tax assets is dependent on our generating sufficient taxable income and capital gain income before loss and capital loss carryforwards expire. While it is not assured, we believe that it is more likely than not that we will be able to realize all of

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our net deferred tax assets. The amount we can realize, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

        At December 31, 2002, we had for U.S. income tax purposes, net operating loss carryforwards of $18.1 million and tax credit carryforwards of $26.3 million. Our net operating loss carryforwards expire between 2007 and 2021 and the tax credits expire between 2009 and 2022. For foreign purposes, we had net operating loss carryforwards of $14.9 million in 2002, which carryforward indefinitely.

        Our federal and various state income tax returns are currently under examination. While the ultimate results of such examinations cannot be predicted with certainty, we believe that the examinations will not have a material adverse effect on future operating results. As a result of the resolution of several tax audit matters in 2001, we recognized $2.2 million of net tax benefits.

        We recognized a $4.3 million tax benefit during the fourth quarter of 2002 as a result of additional tax credits identified during the preparation of our 2001 tax return, which we allocated to Genzyme General.

NOTE Q. BENEFIT PLANS

        We have a 401(k) plan that covers nearly all of our employees. We also maintain a separate 401(k) plan for the former employees of Deknatel Snowden Pencer, Inc., which we acquired in 1996. These plans permit qualifying employees to make contributions up to a specified percentage of their compensation, and we match a portion of those contributions. We contributed the following amounts to our 401(k) plans (amounts in millions):

	2002	2001	2000
Allocated to Genzyme General	$7.5	$5.9	$1.5
Allocated to Genzyme Biosurgery	1.7	2.1	2.6

	$9.2	$8.0	$4.1

Retirement Plans

        We have defined benefit pension plans for certain employees in foreign countries. These plans are funded in accordance with requirements of the appropriate regulatory bodies governing each plan.

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        The following table sets forth the funded status and amounts recognized for our foreign defined benefit pension plans (amounts in thousands):

	December 31,
	2002	2001
Change in benefit obligation:
Projected benefit obligation, beginning of year	$22,520	$19,213
Service cost	1,293	869
Interest cost	1,399	1,151
Plan participants' contributions	694	497
Actuarial loss	1,669	1,475
Foreign currency exchange rate changes	2,836	(419)
Benefits paid	(266)	(266)

Projected benefit obligation, end of year	$30,145	$22,520

Change in plan assets:
Fair value of plan assets, beginning of year	$15,748	$17,117
Return on plan assets	(3,742)	(2,167)
Employer contribution	1,527	935
Plan participants' contributions	694	497
Foreign currency exchange rate changes	1,561	(499)
Benefits paid	(149)	(135)

Fair value of plan assets, end of year	$15,639	$15,748

Benefit obligation in excess of plan assets	$(14,506)	$(6,772)
Unrecognized net actuarial loss	11,988	4,517
Additional minimum pension liability, pre-tax	(3,614)	—

Net amount recognized	$(6,132)	$(2,255)

Net amount recognized:
Prepaid benefit cost	$476	$305
Accrued benefit liability	(2,994)	(2,560)
Additional minimum pension liability, pre-tax	(3,614)	—

Net amount recognized	$(6,132)	$(2,255)

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        The weighted average assumptions used in determining related obligations of pension benefit plans are shown below:

	December 31,
	2002	2001
Weighted average assumptions:
Discount rate	5.75%	6.00%
Expected return on assets	7.00%	6.75%
Rate of compensation increase	3.50%	3.50%

        The components of net pension expense are as follows (amounts in thousands):

	For the Years Ended December 31,
	2002	2001
Service cost	$1,293	$869
Interest cost	1,399	1,151
Expected return on plan assets	(1,205)	(1,151)
Amortization and deferral of actuarial loss	158	19

Net pension expense	$1,645	$888

        The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets are as follows (amounts in thousands):

	2002	2001
Projected benefit obligation	$30,145	$22,520
Accumulated benefit obligation	21,723	16,199
Fair value of plan assets	15,639	15,748

        The $3.6 million additional minimum liability, $2.5 million net of tax, was recorded to accumulated other comprehensive income during 2002 as a result of the fair value of the plan assets for our pension plan in the United Kingdom being below the accumulated benefit obligation of the same plan.

        In addition, we have a U.S. defined benefit plan for the former employees of Deknatel Snowden Pencer, Inc. which was frozen as of December 31, 1995 and which is fully funded as of December 31, 2002. The tables above exclude information relating to this plan.

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NOTE R. SEGMENT INFORMATION

        In accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," we present segment information in a manner consistent with the method we use to report this information to our management. In connection with the elimination of our tracking stock capital structure, effective July 1, 2003, and associated changes in how we will review our business going forward, we revised our reportable segments. We have revised our 2002, 2001 and 2000 segment disclosures to conform to the 2003 segment presentation. Applying SFAS No. 131, we have four reportable segments:

  •
  Renal, which develops, manufactures and distributes products that treat patients suffering from renal diseases, including chronic renal failure. The segment derives substantially all of its revenue from sales of Renagel phosphate binder;

  •
  Therapeutics, which develops, manufactures and distributes therapeutic products, with an expanding focus on products to treat patients suffering from genetic diseases and other chronic debilitating diseases, including a family of diseases known as LSDs and other specialty therapeutics, such as Thyrogen hormone. The segment derives substantially all of its revenue from sales of Cerezyme enzyme, Fabrazyme enzyme and Thyrogen hormone;

  •
  Biosurgery, which develops and markets biotherapeutics and biomaterial products, with an emphasis on products that meet medical needs in the orthopaedics and broader surgical areas. The segment derives its revenue primarily from sales of Synvisc viscosupplementation product, Sepra products and sales of cardiac devices products; and

  •
  Diagnostics/Genetics, which develops and markets diagnostic products, with a focus on in vitro diagnostics, and provides genetic testing services.

        We report the activities of our bulk pharmaceuticals, oncology, cardiovascular and drug discovery and development business units under the caption "Other." We report our corporate operations, general and administrative and corporate science activities, that we do no allocate to our reportable segments or Other, under the caption "Corporate."

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        We have provided information concerning the operations of these reportable segments in the following table (amounts in thousands):

	For the Years Ended December 31,
	2002	2001	2000
Revenues(1):
Renal(2)	$156,864	$176,921	$49,748
Therapeutics(2)	675,260	596,607	550,583
Biosurgery(2)	252,907	248,947	155,314
Diagnostics/Genetics(2)	172,810	151,044	122,727
Other(2)	68,672	46,787	23,984
Corporate	2,959	3,324	964

Total	$1,329,472	$1,223,630	$903,320

Depreciation and amortization expense(1,3):
Renal(2)	$22,510	$26,196	$2,063
Therapeutics(2)	8,246	31,946	5,983
Biosurgery(2)	37,943	60,916	11,622
Diagnostics/Genetics(2)	10,329	13,437	10,500
Other(2)	23,174	19,330	7,635
Corporate(4)	31,798	27,184	20,127

Total	$134,000	$179,009	$57,930

Equity in net income (loss) of unconsolidated affiliates(1):
Renal(2,5)	$—	$—	$(15,934)
Therapeutics(2)	(14,928)	(30,214)	(26,867)
Biosurgery(2)	—	(1,316)	—
Diagnostics/Genetics	—	126	(64)
Other	—	—	—
Corporate(6)	(1,930)	(4,277)	(2,100)

Total	$(16,858)	$(35,681)	$(44,965)

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Income (loss) before taxes(1,4):
Renal(2)	$(18,153)	$23,623	$(20,553)
Therapeutics(2)	279,824	123,076	265,833
Biosurgery(2)	(66,718)	(140,121)	(160,913)
Diagnostics/Genetics(2)	6,314	1,761	3,637
Other(2)	(73,306)	(72,911)	(124,685)
Corporate(7)	(23,751)	(53,771)	29,219

Total	$104,210	$(118,343)	$(7,462)

(1)
Below is a brief description of the reorganization of our reportable segments:

•
Renal—no changes to the components of this continuing segment.

•
Therapeutics—continuing segment that now excludes the activities of our drug discovery and development unit, which are presently included in Other.

•
Biosurgery—continuing segment that now includes the activities of our advanced biomaterials business, formerly included in Other. Now excludes the activities of our cardiovascular business, which are presently included in Other.

•
Diagnostics/Genetics—continuing segment that now includes the activities of our genetic testing businesses, formerly included in Other.

  Other includes the results of our bulk pharmaceuticals, oncology, cardiovascular and drug discover and development business units. Our oncology activities were formerly reported in the Genzyme Molecular Oncology segment.

  Corporate includes the results of our corporate operations, general and administrative and corporate science activities that we do not allocate to a particular segment or Other, including interest income, interest expense and other income and expense items. These activities were formerly reported under the caption "Eliminations/Adjustments."

(2)
Results of operations of companies acquired and amortization of intangible assets related to these acquisitions are included in segment results beginning on the date of acquisition. Charges for

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  IPR&D related to these acquisitions are included in the segment results in the year of acquisition. Acquisitions completed since January 1, 2000 include:

Company Acquired	Date Acquired	Business Segment(s)	IPR&D Charge
Novazyme	September 26, 2001	Therapeutics	$86.8 million
Focal	June 30, 2001	Biosurgery	None
Wyntek	June 1, 2001	Diagnostics/Genetics	$8.8 million
Biomatrix	December 18, 2000	Biosurgery	$82.1 million
GelTex	December 14, 2000	Renal Other	$19.7 million $98.3 million
(3)
On January 1, 2002, in connection with the adoption of SFAS No. 142, we ceased amortizing goodwill and workforce intangible assets.

(4)
Corporate depreciation and amortization expense includes depreciation expenses that are allocated to our reportable segments and Other as part of general overhead allocations. Income (loss) before taxes for each of our reportable segments and Other includes the impact of such overhead allocations.

(5)
In 2000, includes our 50% portion of the losses of RenaGel LLC through December 13, 2000. In connection with the acquisition of GelTex, we acquired GelTex's 50% interest in RenaGel LLC and, as a result, consolidated the activities of the joint venture for the period from December 14, 2000 through December 31, 2000.

(6)
Represents our portion of the net loss of GTC, an unconsolidated affiliate through May 2002, which we do not specifically allocate to a particular segment.

(7)
Corporate includes the following (pre-tax):

•
gains on affiliate sale of stock of $0.2 million in 2001 and $22.7 million in 2000, recognized in accordance with our policy pertaining to affiliate sales of stock, all of which resulted from the sale of common stock by GTC, an unconsolidated affiliate;

•
losses on equity investments of:

•
$15.4 million in 2002, including charges of: $9.2 million to write down our investment in GTC, $3.4 million to write down our investment in Cambridge Antibody Technology Group, $2.0 million to write down our investment in Dyax and $0.8 million to write down our investment in Targeted Genetics; and

•
$26.0 million in 2001, including charges of: $8.5 million to write-off our investment in Pharming Group, $11.8 million to write down our investment in Cambridge Antibody Technology and $4.5 million to write down our investment in Targeted Genetics;

•
net gains on sales of investments in equity securities of $23.2 million in 2000; and

•
net proceeds of $5.1 million received in 2000 in connection with the settlement of a lawsuit.

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        We provide information concerning the assets of our reportable segments in the following table (amounts in thousands):

	December 31,
	2002	2001	2000
Segment Assets(1,2):
Renal	$467,164	$463,309	$416,907
Therapeutics	829,796	582,436	556,937
Biosurgery(3,4)	533,203	678,493	740,471
Diagnostics/Genetics(5)	165,924	166,453	98,241
Other(6)	254,872	265,067	295,099
Corporate(7,8)	1,832,090	1,779,987	1,210,445

Total	$4,083,049	$3,935,745	$3,318,100

(1)
Effective July 1, 2003, in connection with the elimination of our tracking stock structure and associated changes in how we will review our business going forward, we revised our reportable segments. We have reclassified our 2002, 2001 and 2000 segment disclosures to conform to the new 2003 segment presentation.

(2)
Segment assets for our four reportable segments and Other include primarily accounts receivable, inventory and certain fixed and intangible assets.

(3)
Segment assets for Biosurgery for 2001 include:

•
$25.9 million of additional assets resulting from the acquisition of the Class A and Class B limited partnership interests of GDP, including $8.4 million of goodwill and $17.5 million of other intangible assets; and

•
$19.2 million of additional assets resulting from the acquisition of Focal, including $1.4 million of goodwill and $7.9 million of other intangible assets.

  Segment assets for Biosurgery for 2000 include $488.9 million of additional assets resulting from the acquisition of Biomatrix, including $284.9 million of intangible assets, $112.3 million of goodwill and $38.5 million of property, plant and equipment.

(4)
In connection with the adoption of SFAS No. 142 on January 1, 2002, we tested the goodwill of Biosurgery's cardiothoracic reporting unit for impairment and, as a result, reduced goodwill by recording a cumulative effect impairment charge of $98.3 million in our consolidated statements of operations and the combined statements of operations of Genzyme Biosurgery in March 2002.

(5)
Segment assets for our Diagnostics/Genetics reporting segment for 2001 include $71.5 million of assets resulting from our acquisition of Wyntek, including $20.3 million of goodwill and $39.4 million of other intangible assets.

(6)
Other includes amounts attributable to our bulk pharmaceuticals, oncology, cardiovascular and drug discovery and development businesses.

(7)
Corporate consists of the differences between the total assets for our four reportable segments and Other and the total assets for our corporation as a whole. Corporate assets include the assets

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  related to our corporate operations, general and administrative and corporate science activities, that we do not allocate to a particular segment or Other. Corporate assets consist primarily of cash, cash equivalents, short and long-term investments, equity investments, net property, plant and equipment and deferred tax assets. Corporate for 2001 includes the allocation of net proceeds of $562.1 million from the private placement of $575.0 million in principal of 3% convertible subordinated debentures which was completed in May 2001.

        The amounts in Corporate for segment assets consist of the following (amounts in thousands):

	December 31,
	2002	2001	2000
Corporate:
Cash, cash equivalents, and short- and long-term investments	$1,195,004	$1,121,258	$637,781
Deferred tax assets-current	105,094	70,196	46,836
Property, plant and equipment, net	414,076	420,683	332,423
Investment in equity securities	42,945	88,686	119,648
Other	74,971	79,164	73,757

Total	$1,832,090	$1,779,987	$1,210,445

        We operate in the healthcare industry and we manufacture and market our products primarily in the U.S. and Europe. Our principal manufacturing facilities are located in the U.S., United Kingdom, Switzerland, Ireland and Germany. We purchase products from our subsidiaries in the United Kingdom and Switzerland for sale to customers in the U.S. We set transfer prices from our foreign subsidiaries to allow us to produce profit margins commensurate with our sales and marketing effort. Our subsidiary in Ireland is our primary distributor of therapeutic products in Europe. The following table contains certain financial information by geographic area:

	For the Years Ended December 31,
	2002	2001	2000
	(Amounts in thousands)
Revenues:
U.S	$805,492	$778,418	$550,756
Europe	386,928	316,696	248,522
Other	137,052	128,516	104,042

Total	$1,329,472	$1,223,630	$903,320

Long-lived assets:
U.S	$1,312,616	$1,467,291	$926,790
Europe	253,103	110,501	46,534
Other	1,744	1,519	4,244

Total	$1,567,463	$1,579,311	$977,568

        Our results of operations are highly dependent on sales of Cerezyme enzyme. Sales of this product represented 52% of our product revenue in 2002, 51% of our product revenue in 2001 and 66% of our product revenue in 2000. We manufacture Cerezyme enzyme at a single manufacturing facility in

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Allston, Massachusetts. We sell this product directly to physicians, hospitals and treatment centers as well as through unaffiliated distributors. Distributor sales of Cerezyme enzyme represented approximately 43% of Cerezyme enzyme revenue in 2002, approximately 33% in 2001 and approximately 28% in 2000. Sales of Cerezyme to one of our U.S. distributors represented approximately 9% of our total revenue in 2002, approximately 9% in 2001 and approximately 11% in 2000. We believe that our credit risk associated with trade receivables is mitigated as a result of the fact that this product is sold to a large number of customers over a broad geographic area.

        Sales of Renagel phosphate binder represented approximately 13% of our product revenue in 2002, 16% of our product revenue in 2001 and approximately 6% of our product revenue in 2000. Distributor sales of Renagel phosphate binder represented approximately 72% of Renagel phosphate binder revenue in 2002, approximately 89% in 2001 and approximately 86% in 2000.

NOTE S. QUARTERLY RESULTS (UNAUDITED)

	1st Quarter 2002	2nd Quarter 2002	3rd Quarter 2002	4th Quarter 2002(1)
	(Amounts in thousands, except per share amounts)
Total revenue	$297,940	$332,192	$340,166	$359,174
Gross profit	206,137	235,043	243,420	253,301
Net income (loss)	(91,497)	28,323	25,055	25,045
Income (loss) per share:
Allocated to Genzyme General Stock:
Basic	$0.14	$0.23	$0.25	$0.21
Diluted	$0.14	$0.23	$0.25	$0.19
Allocated to Biosurgery Stock:
Basic and diluted	$(2.94)	$(0.38)	$(0.55)	$(0.33)
Allocated to Molecular Oncology Stock:
Basic and diluted	$(0.36)	$(0.37)	$(0.37)	$(0.31)

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	1st Quarter 2001	2nd Quarter 2001	3rd Quarter 2001	4th Quarter 2001
	(Amounts in thousands, except per share amounts)
Total revenue	$278,261	$300,641	$319,495	$325,233
Gross profit	184,637	204,680	226,444	229,265
Net income (loss)	3,257	(6,354)	(102,676)	(6,383)
Income (loss) per share:
Allocated to Genzyme General Stock:
Basic	$0.21	$0.18	$(0.37)	$0.21
Diluted	$0.20	$0.17	$(0.37)	$0.20
Allocated to Biosurgery Stock:
Basic and diluted	$(0.84)	$(0.91)	$(0.48)	$(1.11)
Allocated to Molecular Oncology Stock:
Basic and diluted	$(0.39)	$(0.52)	$(0.45)	$(0.46)

(1)
Includes fourth quarter 2002 charges of:

•
$15.4 million to write down our investment in certain strategic equity investments because we considered the decline in value of these investments to be other than temporary;

•
$14.0 million to write off engineering and design costs related to a manufacturing facility that was being constructed in Framingham, Massachusetts;

•
$5.5 million to reverse excess accruals related to the cost of fulfilling our legal obligation to provide human transgenic alpha-glucosidase during the transition of Pompe clinical trial patients to a CHO-cell product;

•
$4.2 million for severance costs;

•
$3.6 million to write-off our 50% share of costs associated with the write-off of certain production runs during the scale up of Aldurazyme enzyme manufacturing;

•
$2.8 million for costs associated with a planned major maintenance shutdown of a recombinant protein manufacturing facility in November 2002; and

•
$2.2 million attributable to product damaged when mishandled by a carrier during shipment to a customer for which we are seeking insurance reimbursement.

        In addition, we recognized a $4.3 million tax benefit in the fourth quarter of 2002 as a result of additional tax credits identified during the preparation of our 2001 tax return, which we allocated to Genzyme General.

NOTE T. SUBSEQUENT EVENT

        In 2001, our wholly-owned subsidiary in the United Kingdom established a home nursing and infusion service to support patients receiving Cerezyme enzyme and our other enzyme replacement therapies following the expiration of a contract with a third party service provider. This third party lodged a complaint with the Office of Fair Trading, or OFT, in the United Kingdom. The OFT is a non-governmental organization empowered to enforce certain consumer and competition legislation in the United Kingdom. The OFT commenced an investigation of this service, alleging that it contravened

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competition laws in the United Kingdom. While we believe that the provision of home healthcare services by our subsidiary and our pricing for Cerezyme enzyme in the United Kingdom fully complies with applicable laws, we cooperated in this investigation. On March 27, 2003, the OFT ruled that this service did, in fact, violate U.K. competition law, and as a result fined our subsidiary approximately 6.8 million Pounds Sterling and required modifications to our pricing structure for Cerezyme enzyme in the United Kingdom. We do not believe the OFT followed a fair procedure in conducting its investigation, nor do we believe its ruling is supported by either law or fact. We have notified the Competition Commission Appeal Tribunal that we will appeal the OFT's ruling. Based on the advice of counsel, management does not believe it is probable that we will be required to pay a material fine or modify our Cerezyme pricing structure. We have not accrued any amounts in connection with this contingency.

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Report of Independent Auditors

        To The Board of Directors and Stockholders of Genzyme Corporation:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of stockholders' equity present fairly, in all material respects, the financial position of Genzyme Corporation and its subsidiaries at December 31, 2002 and December 31, 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note I to these consolidated financial statements, the Company changed its method for accounting for goodwill in 2002.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 7, 2003, except for Note T, as to which
        the date is March 28, 2003 and except for
        Notes A, I, and R, as to which the date is
        December 2, 2003

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QuickLinks

  EXHIBIT 99
GENZYME CORPORATION Consolidated Statements of Operations
GENZYME CORPORATION AND SUBSIDIARIES Consolidated Balance Sheets
GENZYME CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows
GENZYME CORPORATION AND SUBSIDIARIES Consolidated Statements of Stockholders' Equity
GENZYME CORPORATION AND SUBSIDIARIES Notes to Consolidated Financial Statements
Report of Independent Auditors